Exhibit 15.1

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Telefonaktiebolaget LM Ericsson (publ)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders equity and cash flows present fairly, in all material respects, the financial position of Telefonaktiebolaget LM Ericsson and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, which can be found herein, under “Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and International Standards on Auditing. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Stockholm, April 8, 2013

By:	/s/ PricewaterhouseCoopers
Name:	PricewaterhouseCoopers AB

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED INCOME STATEMENT

January–December, SEK million	Notes	2012	2011	2010
Net sales	C3, C4	227,779	226,921	203,348
Cost of sales		–155,699	–147,200	–129,094

Gross income		72,080	79,721	74,254
Gross margin (%)		31.6%	35.1%	36.5%
Research and development expenses		–32,833	–32,638	–31,558
Selling and administrative expenses		–26,023	–26,683	–27,072

Operating expenses		–58,856	–59,321	–58,630
Other operating income and expenses	C6	8,965	1,278	2,003

Operating income before shares in earnings of joint ventures and associated companies		22,189	21,678	17,627
Operating margin before shares in earnings of joint ventures and associated companies (%)		9.7%	9.6%	8.7%
Share in earnings of joint ventures and associated companies	C3, C12	–11,731	–3,778	–1,172
Operating income		10,458	17,900	16,455
Financial income	C7	1,708	2,882	1,047
Financial expenses	C7	–1,984	–2,661	–1,719

Income after financial items		10,182	18,121	15,783
Taxes	C8	–4,244	–5,552	–4,548

Net income		5,938	12,569	11,235

Net income attributable to:
Stockholders of the Parent Company		5,775	12,194	11,146
Non-controlling interest		163	375	89

Other information
Average number of shares, basic (million)	C9	3,216	3,206	3,197
Earnings per share attributable to stockholders of the Parent Company, basic (SEK)1)	C9	1.80	3.80	3.49
Earnings per share attributable to stockholders of the Parent Company, diluted (SEK)1)	C9	1.78	3.77	3.46

1)	Based on Net income attributable to stockholders of the Parent Company.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

January–December, SEK million	Notes	2012	2011	2010
Net income		5,938	12,569	11,235

Other comprehensive income
Actuarial gains and losses, and the effect of the asset ceiling, related to pensions	C16	–451	–6,963	3,892
Revaluation of other investments in shares and participations
Fair value remeasurement	C16	6	—	7
Cash Flow hedges
Gains/losses arising during the period	C16	1,668	996	966
Reclassification adjustments for gains/losses included in profit or loss	C16	–568	–2,028	–238
Adjustments for amounts transferred to initial carrying amount of hedged items	C16	92	—	–136
Changes in cumulative translation adjustments	C16	–3,947	–964	–3,259
Share of other comprehensive income of joint ventures and associated companies	C16	–486	–262	–434
Tax on items relating to components of Other comprehensive income	C16	–422	2,158	–1,120

Total other comprehensive income		–4,108	–7,063	–322

Total comprehensive income		1,830	5,506	10,913

Total Comprehensive Income attributable to:
Stockholders of the Parent Company		1,716	5,081	10,814
Non-controlling interest		114	425	99

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

CONSOLIDATED BALANCE SHEET

December 31, SEK million	Notes	2012	2011
Assets
Non-current assets
Intangible assets	C10
Capitalized development expenses		3,840	3,523
Goodwill		30,404	27,438
Intellectual property rights, brands and other intangible assets		15,202	13,083

Property, plant and equipment	C11, C26, C27	11,493	10,788
Financial assets
Equity in joint ventures and associated companies	C12	2,842	5,965
Other investments in shares and participations	C12	386	2,199
Customer finance, non-current	C12	1,290	1,400
Other financial assets, non-current	C12	3,964	4,117
Deferred tax assets	C8	12,321	13,020

		81,742	81,533
Current assets
Inventories	C13	28,802	33,070

Trade receivables	C14	63,660	64,522
Customer finance, current	C14	4,019	2,845
Other current receivables	C15	20,065	17,837
Short-term investments	C20	32,026	41,866
Cash and cash equivalents	C25	44,682	38,676

		193,254	198,816
Total assets		274,996	280,349

Equity and liabilities
Equity
Stockholders’ equity	C16	136,883	143,105
Non-controlling interest in equity of subsidiaries	C16	1,600	2,165

		138,483	145,270
Non-current liabilities
Post-employment benefits	C17	9,503	10,016
Provisions, non-current	C18	211	280
Deferred tax liabilities	C8	3,120	2,250
Borrowings, non-current	C19, C20	23,898	23,256
Other non-current liabilities		2,377	2,248

		39,109	38,050
Current liabilities
Provisions, current	C18	8,427	5,985
Borrowings, current	C19, C20	4,769	7,765
Trade payables	C22	23,100	25,309
Other current liabilities	C21	61,108	57,970

		97,404	97,029
Total equity and liabilities1)		274,996	280,349

1)	Of which interest-bearing liabilities and post-employment benefits SEK 38,170 (41,037) million.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

CONSOLIDATED STATEMENT OF CASH FLOWS

January–December, SEK million	Notes	2012		2011	2010
Operating activities
Net income		5,938		12,569	11,235
Adjustments to reconcile net income to cash	C25	13,077		12,613	12,490

		19,015		25,182	23,725

Changes in operating net assets
Inventories		2,752		–3,243	–7,917
Customer finance, current and non-current		–1,259		74	–2,125
Trade receivables		–1,103		–1,700	4,406
Trade payables		–1,311		–1,648	5,964
Provisions and post-employment benefits		–1,920		–5,695	–2,739
Other operating assets and liabilities, net		5,857		–2,988	5,269

		3,016		–15,200	2,858

Cash flow from operating activities		22,031		9,982	26,583

Investing activities
Investments in property, plant and equipment	C11	–5,429		–4,994	–3,686
Sales of property, plant and equipment		568		386	124
Acquisitions of subsidiaries and other operations	C25, C26	–11,529	1)	–3,181	–3,286
Divestments of subsidiaries and other operations	C25, C26	9,452		53	454
Product development	C10	–1,641		–1,515	–1,644
Other investing activities		1,540		–900	–1,487
Short-term investments		2,151		14,692	–3,016

Cash flow from investing activities		–4,888		4,541	–12,541

Cash flow before financing activities		17,143		14,523	14,042

Financing activities
Proceeds from issuance of borrowings		8,969		2,076	2,580
Repayment of borrowings		–9,670		–1,259	–1,449
Proceeds from stock issue		159		—	—
Sale/repurchase of own shares		–93		92	51
Dividends paid		–8,632		–7,455	–6,677
Other financing activities		–118		52	–175

Cash flow from financing activities		–9,385		–6,494	–5,670

Effect of exchange rate changes on cash		–1,752		–217	–306
Net change in cash		6,006		7,812	8,066

Cash and cash equivalents, beginning of period		38,676		30,864	22,798

Cash and cash equivalents, end of period	C25	44,682		38,676	30,864

1)	Includes payment of external loan of SEK -6.2 billion attributable to the acquisition of Telcordia.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Notes	Capital stock	Additional paid in capital	Retained earnings	Stockholders’ equity	Non-controlling interest (NCI)	Total equity
January 1, 2012		16,367	24,731	102,007	143,105	2,165	145,270
Total comprehensive income	C16	—	—	1,716	1,716	114	1,830

Transactions with owners
Stock issue		159	—	—	159	—	159
Sale/Repurchase of own shares		—	—	–93	–93	—	–93
Stock Purchase Plans		—	—	405	405	—	405
Dividends paid		—	—	–8,033	–8,033	–599	–8,632
Transactions with non-controlling interest		—	—	–376	–376	–80	–456

December 31, 2012		16,526	24,731	95,626	136,883	1,600	138,483

January 1, 2011		16,367	24,731	104,008	145,106	1,679	146,785

Total comprehensive income	C16	—	—	5,081	5,081	425	5,506

Transactions with owners
Sale of own shares		—	—	92	92	—	92
Stock Purchase Plans		—	—	413	413	—	413
Dividends paid		—	—	–7,207	–7,207	–248	–7,455
Transactions with non-controlling interest		—	—	–380	–380	309	–71

December 31, 2011		16,367	24,731	102,007	143,105	2,165	145,270

January 1, 2010		16,367	24,731	98,772	139,870	1,157	141,027

Total comprehensive income	C16	—	—	10,814	10,814	99	10,913

Transactions with owners
Sale of own shares		—	—	52	52	—	52
Stock Purchase Plans		—	—	762	762	—	762
Dividends paid		—	—	–6,391	–6,391	–286	–6,677
Transactions with non-controlling interest		—	—	—	—	708	708

December 31, 2010		16,367	24,731	104,008	145,106	1,679	146,785

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

C1    SIGNIFICANT ACCOUNTING POLICIES

Introduction

The consolidated financial statements comprise Telefonaktiebolaget LM Ericsson, the Parent Company, and its subsidiaries (“the Company”) and the Company’s interests in joint ventures and associated companies. The Parent Company is domiciled in Sweden at Torshamnsgatan 23, SE-164 83 Stockholm.

The consolidated financial statements for the year ended December 31, 2012, have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB, without any early application, and RFR 1 “Additional rules for Group Accounting”, related interpretations issued by the Swedish Financial Reporting Board (Rådet för finansiell rapportering), and the Swedish Annual Accounts Act. There is no difference between IFRS effective as per December 31, 2012, and RFR 1 related interpretations issued by the Swedish Financial Reporting Board (Rådet för Finansiell Rapportering) or the Swedish Annual Accounts Act in conflict with IFRS, for all periods presented.

The financial statements were approved by the Board of Directors on March 5, 2013. The balance sheets and income statements are subject to approval by the Annual General Meeting of shareholders.

New standards, amendments of standards and interpretations, effective as from January 1, 2012:

•	Amendment to IAS 12, income taxes: deferred tax: recovery of underlying assets

•	Amendments to IFRS 7, Financial instruments Disclosures: Transfers of Financial Assets.

None of the new or amended standards and interpretations have had any significant impact on the financial result or position as well as disclosure of the Company.

For information on “New standards and interpretations not yet adopted”, refer to the end of this Note.

Basis of presentation

The financial statements are presented in millions of Swedish Krona (SEK). They are prepared on a historical cost basis, except for certain financial assets and liabilities that are stated at fair value: derivative financial instruments, financial instruments held for trading, financial instruments classified as available-for-sale and plan assets related to defined benefit pension plans.

Basis of consolidation

The consolidated financial statements are prepared in accordance with the purchase method. Accordingly, consolidated stockholders’ equity includes equity in subsidiaries, joint ventures and associated companies earned only after their acquisition.

Subsidiaries are all companies in which Ericsson has an ownership interest, directly or indirectly, including effective potential voting rights, has the power to govern the financial and operating policies generally associated with ownership of more than one half of the voting rights or in which Ericsson by agreement has control. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Intra-group balances and any unrealized income and expense arising from intra-group transactions are fully eliminated in preparing the consolidated financial statements. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Business combinations

At the acquisition of a business, the cost of the acquisition, being the purchase price, is measured as the fair value of the assets given, and liabilities incurred or assumed at the date of exchange, including any cost related to contingent consideration. Transaction costs attributable to the acquisition are expensed as incurred. The acquisition cost is allocated to acquired assets, liabilities and contingent liabilities based upon appraisals made, including assets and liabilities that were not recognized on the acquired entity’s balance sheet, for example intangible assets such as customer relations, brands, patents and financial liabilities. Goodwill arises when the purchase price exceeds the fair value of recognizable acquired net assets. In acquisitions with non-controlling interest full or partial goodwill can be recognized. Final amounts are established within one year after the transaction date at the latest.

In case there is a put option for non-controlling interest in a subsidiary a corresponding financial liability is recognized.

Non-controlling interest

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

When the Company ceases to have control, any retained interest in the entity is remeasured to its fair value, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest in an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Company had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

At acquisition, there is a choice on an acquisition-by-acquisition basis to measure the non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

Joint ventures and associated companies

Both joint ventures and associated companies are accounted for in accordance with the equity method. Under the equity method, the investment in an associate or joint venture is initially recognized at cost and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. If the Company’s interest in an associated company or joint venture is nil the Company shall not, as prescribed by IFRS, recognize its part of any future losses. Provisions related to obligations for such an interest shall, however, be recognized in relation to such an interest.

JVs are ownership interests where a joint influence is obtained through agreement.

Investments in associated companies, i.e. when the Company has significant influence and the power to participate in the financial and operating policy decisions of the associated company, but is not control or joint control over those policies. Normally this is the case when voting stock interest, including effective potential voting rights, is at least 20% but not more than 50%.

Ericsson’s share of income before taxes is reported in item “Share in earnings of joint ventures and associated companies”, included in Operating Income. This is due to that these interests are held for operating

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

rather than investing or financial purposes. Ericsson’s share of income taxes related to joint ventures and associated companies is reported under the line item Taxes in the income statement.

Unrealized gains on transactions between the Company and its associated companies and joint ventures are eliminated to the extent of the Company’s interest in these entities. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Shares in earnings of joint ventures and associated companies included in consolidated equity which are undistributed are reported in Retained earnings in the balance sheet.

Impairment testing as well as recognition or reversal of impairment of investments in each joint venture is performed in the same manner as for intangible assets other than goodwill. The entire carrying amount of each investment, including goodwill, is tested as a single asset. See also description under “Intangible assets other than goodwill” below.

If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognized in other comprehensive income are reclassified to profit or loss where appropriate.

In Note C2, “Critical Accounting Estimates and Judgments”, a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Foreign currency remeasurement and translation

Items included in the financial statements of each entity of the Company are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Swedish Krona (SEK), which is the Parent Company’s functional and presentation currency.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, unless deferred in Other comprehensive income (OCI) under the hedge accounting practices as described below.

Changes in the fair value of monetary securities denominated in foreign currency classified as available-for-sale are analyzed between translation differences resulting from changes in the amortized cost of the security and other changes in the carrying amount of the security. Translation differences related to changes in the amortized cost are recognized in profit or loss, and other changes in the carrying amount are recognized in OCI.

Translation differences on non-monetary financial assets and liabilities are reported as part of the fair value gain or loss.

Group companies

The results and financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

•	Income and expenses for each income statement are translated at average exchange rates

•	All resulting net exchange differences are recognized as a separate component of OCI.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are accounted for in OCI. When a foreign operation is partially disposed of or sold, exchange differences that were recorded in OCI are recognized in the income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

There is no significant impact due to a currency of a hyperinflationary economy.

Statement of cash flows

The statement of cash flow is prepared in accordance with the indirect method. Cash flows in foreign subsidiaries are translated at the average exchange rate during the period. Payments for subsidiaries acquired or divested are reported as cash flow from investing activities, net of cash and cash equivalents acquired or disposed of, respectively.

Cash and cash equivalents consist of cash, bank, and short-term investments that are highly liquid monetary financial instruments with a remaining maturity of three months or less at the date of acquisition.

Revenue recognition

Background

The Company offers a comprehensive portfolio of telecommunication and data communication systems, professional services, and multimedia solutions. Products, both hardware and software as well as services are in general standardized. The impact of this is that any acceptance terms are normally only formal requirements. In Note C3, “Segment information”, the Company offer is disclosed more in detail as per operating segment.

The Company’s products and services are generally sold under delivery-type or multi-year recurring services contracts. The delivery type contracts often have content from more than one segment.

Accounting treatment

Sales are based on fair values of consideration received and recorded net of value added taxes, goods returned and estimated trade discounts. Revenue is recognized when risks and rewards have been transferred to the customer, with reference to all significant contractual terms when:

•	The product or service has been delivered

•	The revenue amount is fixed or determinable

•	Customer has received and activation has been made of separately sold software

•	Collection is reasonably assured.

Estimation of contractual performance criteria impact the timing and amounts of revenue recognized and may therefore defer revenue recognition until the performance criteria are met. The profitability of contracts is periodically assessed, and provisions for any estimated losses are made immediately when losses are probable.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Allocation and/or timing criteria specific per type of contract are:

•

Delivery-type contracts. These contracts relate to delivery, installation, integration of products and providing of related services, normally under multiple elements contracts. Under multiple elements contracts the accounting is based on that the revenue recognition criteria are applied to the separately identifiable components of the contract. Revenue, including the impact of any discount or rebate, is allocated to each element based on relative fair values. Networks, Global Services and Support Solutions have contracts that relate to this type of contracts.

•

Contracts for services. Relate to multi-year service contracts such as support—and managed service contracts and other types of recurring services. Revenue is recognized when the services have been provided, generally pro rata over the contract period. Global Services has contracts that relate to this type of contracts.

•

Contracts generating license fees from third parties for the use of the Company’s intellectual property rights. License fees are normally measured as percentage on sales or currency amount per unit and recognized over the license period as the amount of the consideration becomes reasonably certain. Networks and Support Solutions have contracts that relate to this type of contracts.

For sales between consolidated companies, associated companies, joint ventures and segments, the Company applies arm’s length pricing.

In Note C2, “Critical accounting estimates and judgments”, a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Earnings per share

Basic earnings per share are calculated by dividing net income attributable to stockholders of the Parent Company by the weighted average number of shares outstanding (total number of shares less treasury stock) during the year.

Diluted earnings per share are calculated by dividing net income attributable to stockholders of the Parent Company, when appropriate adjusted by the sum of the weighted average number of ordinary shares outstanding and dilutive potential ordinary shares. Potential ordinary shares are treated as dilutive when, and only when, their conversion to ordinary shares would decrease earnings per share.

Stock options and rights to matching shares are considered dilutive when the actual fulfillment of any performance conditions as of the reporting date would give a right to ordinary shares. Furthermore, stock options are considered dilutive only when the exercise price is lower than the period’s average share price.

Financial assets

Financial assets are recognized when the Company becomes a party to the contractual provisions of the instrument. Regular purchases and sales of financial assets are recognized on the settlement date.

Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Separate assets or liabilities are recognized if any rights and obligations are created or retained in the transfer.

The Company classifies its financial assets in the following categories: at fair value through profit or loss, loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Financial assets are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets carried at fair value through profit or loss are initially recognized at fair value, and transaction costs are expensed in the income statement.

The fair values of quoted financial investments and derivatives are based on quoted market prices or rates. If official rates or market prices are not available, fair values are calculated by discounting the expected future cash flows at prevailing interest rates. Valuations of Foreign exchange options and Interest Rate Guarantees (IRG) are made by using a Black-Scholes formula. Inputs to the valuations are market prices for implied volatility, foreign exchange and interest rates.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling or repurchasing in the near term.

Derivatives are classified as held for trading, unless they are designated as hedges. Assets in this category are classified as current assets.

Gains or losses arising from changes in the fair values of the “financial assets at fair value through profit or loss”-category (excluding derivatives) are presented in the income statement within Financial income in the period in which they arise. Derivatives are presented in the income statement either as cost of sales, other operating income, financial income or financial expense, depending on the intent with the transaction.

Loans and receivables

Receivables, including those that relate to customer financing, are subsequently measured at amortized cost using the effective interest rate method, less allowances for impairment charges. Trade receivables include amounts due from customers. The balance represents amounts billed to customer as well as amounts where risk and rewards have been transferred to the customer but the invoice has not yet been issued.

Collectability of the receivables is assessed for purposes of initial revenue recognition.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance sheet date.

Dividends on available-for-sale equity instruments are recognized in the income statement as part of financial income when the Company’s right to receive payments is established.

Changes in the fair value of monetary securities denominated in a foreign currency and classified as available-for-sale are analyzed between translation differences resulting from changes in amortized cost of the security and other changes in the carrying amount of the security. The translation differences on monetary securities are recognized in profit or loss; translation differences on non-monetary securities are recognized in OCI. Changes in the fair value of monetary and non-monetary securities classified as available-for-sale are recognized in OCI. When securities classified as available-for-sale are sold or impaired, the accumulated fair value adjustments previously recognized in OCI are included in the income statement.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Impairment

At each balance sheet date, the Company assesses whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered as an evidence that the security is impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss—measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss—is removed from OCI and recognized in the income statement. Impairment losses recognized in the income statement on equity instruments are not reversed through the income statement.

An assessment of impairment of receivables is performed when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivable.

Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the income statement within selling expenses. When a trade receivable is finally established as uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited to selling expenses in the income statement.

Financial Liabilities

Financial liabilities are recognized when the Company becomes bound to the contractual obligations of the instrument.

Financial liabilities are derecognized when they are extinguished, i.e. when the obligation specified in the contract is discharged, cancelled or expires.

Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method.

Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

Trade payables

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Derivatives at fair value through profit or loss

Certain derivative instruments do not qualify for hedge accounting and are accounted for at fair value through profit or loss. Changes in the fair value of these derivative instruments that do not qualify for hedge accounting are recognized immediately in the income statement either as cost of sales, other operating income, financial income or financial expense, depending on the intent of the transaction.

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Derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value at trade date and subsequently re-measured at fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Company designates certain derivatives as either:

a)	Fair value hedge: a hedge of the fair value of recognized liabilities

b)	Cash flow hedge: a hedge of a particular risk associated with a highly probable forecast transaction; or

c)	Net investment hedge: a hedge of a net investment in a foreign operation.

At the inception of the hedge, the Company documents the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of the hedged items.

The fair values of various derivative instruments used for hedging purposes are disclosed in Note C20, “Financial risk management and financial instruments”. Movements in the hedging reserve in OCI are shown in Note C16, “Equity and other comprehensive income”.

The fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. The Company only applies fair value hedge accounting for hedging fixed interest risk on borrowings. Both gains and losses relating to the interest rate swaps hedging fixed rate borrowings and the changes in the fair value of the hedged fixed rate borrowings attributable to interest rate risk are recognized in the income statement within Financial expenses. If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to the income statement over the remaining period to maturity.

Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in OCI. The gain or loss relating to an ineffective portion is recognized immediately in the income statement within financial income or expense.

Amounts deferred in OCI are recycled in the income statement in the periods when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place), either in Net Sales or Cost of Sales. When the forecast transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or fixed assets), the gains and losses previously deferred in OCI are transferred from OCI and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in Cost of Sales in case of inventory or in Depreciation in case of fixed assets. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss which at that time remains in OCI is recognized in the income statement when the forecast transaction is ultimately recognized. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in OCI is immediately transferred to the income statement within financial income or expense.

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Net investment hedges

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in OCI. A gain or loss relating to an ineffective portion is recognized immediately in the income statement within financial income or expense. Gains and losses deferred in OCI are included in the income statement when the foreign operation is partially disposed of or sold.

Financial guarantees

Financial guarantee contracts are initially recognized at fair value (i.e. usually the fee received). Subsequently, these contracts are measured at the higher of:

•	The amount determined as the best estimate of the net expenditure required to settle the obligation according to the guarantee contract

•	The recognized contractual fee less cumulative amortization when amortized over the guarantee period, using the straight-line-method.

The best estimate of the net expenditure comprises future fees and cash flows from subrogation rights.

Inventories

Inventories are measured at the lower of cost or net realizable value on a first-in, first-out (FIFO) basis.

Risks of obsolescence have been measured by estimating market value based on future customer demand and changes in technology and customer acceptance of new products.

A significant part of Inventories is Contract work in Progress (CWIP). Recognition and de recognition of CWIP relates to the Company´s revenue recognition principles meaning that costs incurred under a customer contract are recognized as CWIP. When revenue is recognized CWIP is derecognized and is instead recognized as Cost of Sales.

In Note C2, “Critical accounting estimates and judgments”, a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Intangible assets

Intangible assets other than goodwill

Intangible assets other than goodwill comprise capitalized development expenses and acquired intangible assets, such as patents, customer relations, trademarks and software. At initial recognition, capitalized development expenses are stated at cost while acquired intangible assets related to business combinations are stated at fair value. Subsequent to initial recognition, both capitalized development expenses and acquired intangible assets are stated at initially recognized amounts less accumulated amortization and any impairment. Amortization and any impairment losses are included in Research and development expenses, mainly for capitalized development expenses and patents, in Selling and administrative expenses, mainly for customer relations and brands, and in Cost of sales.

Costs incurred for development of products to be sold, leased or otherwise marketed or intended for internal use are capitalized as from when technological and economical feasibility has been established until the product is available for sale or use. These capitalized expenses are mainly generated internally and include direct labor

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and directly attributable overhead. Amortization of capitalized development expenses begins when the product is available for general release. Amortization is made on a product or platform basis according to the straight-line method over periods not exceeding five years. Research and development expenses directly related to orders from customers are accounted for as a part of Cost of sales. Other research and development expenses are charged to income as incurred.

Amortization of acquired intangible assets, such as patents, customer relations, brands and software, is made according to the straight-line method over their estimated useful lives, not exceeding ten years. However, if the economic benefit related to an item of intangible assets is front-end loaded the amortization method reflects this. Thus, the amortization for such an item is amortized on a digressive curve basis and the asset value decreases with higher amounts in the beginning of the useful life compared to the end.

The Company has not recognized any intangible assets with indefinite useful life other than goodwill.

Impairment tests are performed whenever there is an indication of possible impairment. However, intangible assets not yet available for use are tested annually. An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The recoverable amount is the higher of the value in use and the fair value less costs to sell. In assessing value in use, the estimated future cash flows after tax are discounted to their present value using an after-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Application of after tax amounts in calculation, both in relation to cash flows and discount rate is applied due to that available models for calculating discount rate include a tax component. The after tax discounting, applied by the Company is not materially different from a discounting based on before-tax future cash flows and before-tax discount rates, as required by IFRS.

Corporate assets have been allocated to cash-generating units in relation to each unit’s proportion of total net sales. The amount related to corporate assets is not significant. Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amounts and if the recoverable amount is higher than the carrying value. An impairment loss is reversed only to the extent that the asset’s carrying amount after reversal does not exceed the carrying amount, net of amortization, which would have been reported if no impairment loss had been recognized.

In Note C2, “Critical accounting estimates and judgments”, a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Goodwill

As from the acquisition date, goodwill acquired in a business combination is allocated to each cash-generating unit (CGU) of the Company expected to benefit from the synergies of the combination. Ericsson’s four operating segments have been identified as CGUs. Goodwill is assigned to three of them, Networks, Global Services and Support Solutions.

An annual impairment test for the CGUs to which goodwill has been allocated is performed in the fourth quarter, or when there is an indication of impairment. Impairment testing as well as recognition of impairment of goodwill is performed in the same manner as for intangible assets other than goodwill, see description under “Intangible assets other than goodwill” above. An impairment loss in respect of goodwill is not reversed.

Additional disclosure is required in relation to goodwill impairment testing, see Note C2, “Critical accounting estimates and judgments”, below and in Note C10, “Intangible assets”.

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Property, plant and equipment

Property, plant and equipment consist of real estate, machinery and other technical assets, other equipment, tools and installation and construction in process and advance payment, they are stated at cost less accumulated depreciation and any impairment losses.

Depreciation is charged to income, generally on a straight-line basis, over the estimated useful life of each component of an item of property, plant and equipment, including buildings. Estimated useful lives are, in general, 25–50 years for real estate and 3–10 years for machinery and equipment. Depreciation and any impairment charges are included in Cost of sales, Research and development or Selling and administrative expenses.

The Company recognizes in the carrying amount of an item of property, plant and equipment the cost of replacing a component and derecognizes the residual value of the replaced component.

Impairment testing as well as recognition or reversal of impairment of property, plant and equipment is performed in the same manner as for intangible assets other than goodwill, see description under “Intangible assets other than goodwill” above.

Gains and losses on disposals are determined by comparing the proceeds less cost to sell with the carrying amount and are recognized within Other operating income and expenses in the income statement.

Leasing

Leasing when the Company is the lessee

Leases on terms in which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that type of asset, although the depreciation period must not exceed the lease term.

Other leases are operating leases, and the leased assets under such contracts are not recognized on the balance sheet. Costs under operating leases are recognized in the income statement on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease.

Leasing when the Company is the lessor

Leasing contracts with the Company as lessor are classified as finance leases when the majority of risks and rewards are transferred to the lessee, and otherwise as operating leases. Under a finance lease, a receivable is recognized at an amount equal to the net investment in the lease and revenue is recognized in accordance with the revenue recognition principles.

Under operating leases the equipment Is recorded as property, plant and equipment and revenue as well as depreciation is recognized on a straight-line basis over the lease term.

Income taxes

Income taxes in the consolidated financial statements include both current and deferred taxes. Income taxes are reported in the income statement unless the underlying item is reported directly in equity or OCI. For those items, the related income tax is also reported directly in equity or OCI. A current tax liability or asset is recognized for the estimated taxes payable or refundable for the current year or prior years.

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Deferred tax is recognized for temporary differences between the book values of assets and liabilities and their tax values and for tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences and tax loss carry forwards can be utilized. In the recognition of income taxes, the Company offsets current tax receivables against current tax liabilities and deferred tax assets against deferred tax liabilities in the balance sheet, when the Company has a legal right to offset these items and the intention to do so. Deferred tax is not recognized for the following temporary differences: goodwill not deductible for tax purposes, for the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and for differences related to investments in subsidiaries when it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured at the tax rate that is expected to be applied to the temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. An adjustment of deferred tax asset/liability balances due to a change in the tax rate is recognized in the income statement, unless it relates to a temporary difference earlier recognized directly in equity or OCI, in which case the adjustment is also recognized in equity or OCI.

The measurement of deferred tax assets involves judgment regarding the deductibility of costs not yet subject to taxation and estimates regarding sufficient future taxable income to enable utilization of unused tax losses in different tax jurisdictions. All deferred tax assets are subject to annual review of probable utilization. The largest amounts of tax loss carry forwards relate to Sweden, with indefinite period of utilization.

In Note C2, “Critical accounting estimates and judgments”, a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Provisions and contingent liabilities

Provisions are made when there are legal or constructive obligations as a result of past events and when it is probable that an outflow of resources will be required to settle the obligations and the amounts can be reliably estimated. When the effect of the time value of money is material, discounting is made of estimated outflows. However, the actual outflows as a result of the obligations may differ from such estimates.

The provisions are mainly related to warranty commitments, restructuring, customer projects and other obligations, such as unresolved income tax and value added tax issues, claims or obligations as a result of patent infringement and other litigations, supplier claims and customer finance guarantees.

Product warranty commitments consider probabilities of all material quality issues based on historical performance for established products and expected performance for new products, estimates of repair cost per unit, and volumes sold still under warranty up to the reporting date.

A restructuring obligation is considered to have arisen when the Company has a detailed formal plan for the restructuring (approved by management), which has been communicated in such a way that a valid expectation has been raised among those affected.

Project related provisions include estimated losses on onerous contracts, contractual penalties and undertakings. For losses on customer contracts, a provision equal to the total estimated loss is recorded when a loss from a contract is anticipated and possible to estimate reliably. These contract loss estimates include any probable penalties to a customer under a loss contract.

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Other provisions include provisions for unresolved tax issues, litigations, supplier claims, customer finance and other provisions. The Company provides for estimated future settlements related to patent infringements based on the probable outcome of each infringement. The actual outcome or actual cost of settling an individual infringement may vary from the Company’s estimate.

The Company estimates the outcome of any potential patent infringement made known to the Company through assertion and through the Company’s own monitoring of patent-related cases in the relevant legal systems. To the extent that the Company makes the judgment that an identified potential infringement will more likely than not result in an outflow of resources, the Company records a provision based on the Company’s best estimate of the expenditure required to settle with the counterpart.

In the ordinary course of business, the Company is subject to proceedings, lawsuits and other unresolved claims, including proceedings under laws and government regulations and other matters. These matters are often resolved over a long period of time. The Company regularly assesses the likelihood of any adverse judgments in or outcomes of these matters, as well as potential ranges of possible losses. Provisions are recognized when it is probable that an obligation has arisen and the amount can be reasonably estimated based on a detailed analysis of each individual issue.

Certain present obligations are not recognized as provisions as it is not probable that an economic outflow will be required to settle the obligation or the amount of the obligation cannot be measured with sufficient reliability. Such obligations are reported as contingent liabilities. For further detailed information, see Note C24, “Contingent liabilities”.

In Note C2, “Critical accounting estimates and judgments”, a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Post-employment benefits

Pensions and other post-employment benefits are classified as either defined contribution plans or defined benefit plans. Under a defined contribution plan, the Company’s only obligation is to pay a fixed amount to a separate entity (a pension trust fund) with no obligation to pay further contributions if the fund does not hold sufficient assets to pay all employee benefits. The related actuarial and investment risks fall on the employee. The expenditures for defined contribution plans are recognized as expenses during the period when the employee provides service.

Under a defined benefit plan, it is the Company’s obligation to provide agreed benefits to current and former employees. The related actuarial and investment risks fall on the Company.

The present value of the defined benefit obligations for current and former employees is calculated using the Projected Unit Credit Method. The discount rate for each country is determined by reference to market yields on high-quality corporate bonds that have maturity dates approximating the terms of the Company’s obligations. In countries where there is no deep market in such bonds, the market yields on government bonds are used. The calculations are based upon actuarial assumptions, assessed on a quarterly basis, and are as a minimum prepared annually. Actuarial assumptions are the Company’s best estimate of the variables that determine the cost of providing the benefits. When using actuarial assumptions, it is possible that the actual results will differ from the estimated results or that the actuarial assumptions will change from one period to another. These differences are reported as actuarial gains and losses. They are for example caused by unexpectedly high or low rates of employee turnover, changed life expectancy, salary changes, changes in the discount rate and differences between actual and expected return on plan assets. Actuarial gains and losses are recognized in OCI in the period in which they occur. The Company’s net liability for each defined benefit plan consists of the present value of

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pension commitments less the fair value of plan assets and is recognized net on the balance sheet. When the result is a net benefit to the Company, the recognized asset is limited to the total of any cumulative past service cost and the present value of any future refunds from the plan or reductions in future contributions to the plan.

The net of return on plan assets and interest on pension liabilities is reported as financial income or expense, while the current service cost and any other items in the annual pension cost are reported as operating income or expense.

Payroll taxes related to actuarial gains and losses are included in determining actuarial gains and losses.

In Note C2, “Critical accounting estimates and judgments”, a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Share-based compensation to employees and the Board of Directors

Share-based compensation is related to remuneration to all employees, including key management personnel and the Board of Directors.

Under IFRS, a company shall recognize compensation costs for share-based compensation programs based on a measure of the value to the company of services received under the plans.

This value is based on the fair value of, for example free shares at grant date, measured as stock price as per each investment date. The value at grant date is charged to the income statement as any other remuneration over the service period. For example, value at grant date is 90. Given the normal service period of three years within Ericsson, 30 are charged per year during the service period.

The amount charged to the income statement is reversed in equity each time of the income statement charge.

The reason for this accounting principle of IFRS is that compensation cost is a cost with no direct cash flow impact. The purpose of share-based accounting according to IFRS (IFRS 2) is to present an impact of share-based programs, being part of the total remuneration, in the income statement.

Compensation to employees

Stock purchase plans

For stock purchase plans, compensation costs are recognized during the vesting period, based on the fair value of the Ericsson share at the employee’s investment date. The fair value is based upon the share price at investment date, adjusted for the fact that no dividends will be received on matching shares prior to matching and other features that are non-vesting conditions. The employee pays a price equal to the share price at investment date for the investment shares. The investment date is considered as the grant date. In the balance sheet, the corresponding amounts are accounted for as equity. Vesting conditions are non-market based and affect the number of shares that Ericsson will match. Other features of a share-based payment are non-vesting conditions. These features would need to be included in the grant date fair value for transactions with employees and others providing similar services. In the period when an employee takes a refund of previously made contributions (and stops making further contributions) all remaining compensation expense is recognized. Non-vesting conditions would not impact the number of awards expected to vest or valuation thereof subsequent to grant date. When calculating the compensation costs for shares under performance-based matching programs, the Company at each reporting date assesses the probability that the performance targets are met. Compensation expenses are based on estimates of the number of shares that will match at the end of the vesting period. When shares are matched, social security charges are to be paid in certain countries on the value of the employee

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benefit. The employee benefit is generally based on the market value of the shares at the matching date. During the vesting period, estimated amounts for such social security charges are expensed and accrued.

Compensation to the Board of Directors

During 2008, the Parent Company introduced a share-based compensation program as a part of the remuneration to the Board of Directors. The program gives non-employed Directors elected by the General Meeting of Shareholders a right to receive part of their remuneration as a future payment of an amount which corresponds to the market value of a share of class B in the Parent Company at the time of payment, as further disclosed in Note C28, “Information regarding members of the Board of Directors, the Group management and employees”. The cost for cash settlements is measured and recognized based on the estimated costs for the program on a pro rata basis during the service period, being one year. The estimated costs are remeasured during and at the end of the service period.

Segment reporting

An operating segment is a component of a company whose operating results are regularly reviewed by the Company’s chief operating decision maker, (CODM), to make decisions about resources to be allocated to the segment and assess its performance. Within the Company, the Group Management Team is defined as the CODM function.

The segment presentation, as per each segment is based on the Company’s accounting policies as disclosed in this note. The arm’s length principle is applied in transactions between the segments.

The Company’s segment disclosure about geographical areas is based on in which country transfer of risks and rewards occur.

New standards and interpretations not yet adopted

A number of issued new standards, amendments to standards and interpretations are not yet effective for the year ended December 31, 2012 and have not been applied in preparing these consolidated financial statements.

Below is a list of standards/interpretations that have been issued, except for amendments related to IFRS 1, ‘First time adoption of International Financial Reporting Standards’ and are effective for the periods starting as from January 1, 2013 (except IAS 32 and IFRS 9).

These amendments effective as from January 1, 2013, are not expected to have a significant impact on the Company’s financial result or position.

•	Amendment to IAS 1, ‘Financial statement presentation’, regarding other comprehensive income

The main change resulting from these amendments is a requirement for entities to group items presented in ‘other comprehensive income’ (OCI) on the basis of whether they are potentially reclassifiable to profit or loss subsequently (reclassification adjustments). The amendments do not address which items are presented in OCI.

•	Amendment to IAS 19, ‘Employee benefits’

These amendments eliminate the corridor approach and calculate finance costs on a net funding basis. The Company implemented the immediate and full recognition of actuarial gains/losses in other comprehensive income in 2006, meaning that the corridor method has not been applied by the Company as from that date and therefore the transition to the revised IAS19 applicable starting January 1, 2013 will not have a significant effect on the present obligation. The main issue to address will be the

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implementation of the net interest cost/gain, which integrates the interest cost and expected return on assets to be based on a common discount rate. An analysis of fiscal year 2012 in relation to this amendment indicates an impact on pension costs for 2012 with an increase of approximately SEK 0.4 (–0.1) billion. The Company will also need to address the taxes to be incorporated into the defined benefit obligation. This amendment relates to the Swedish special payroll taxes to be reclassified from Other current liabilities to Post-employment benefits with an estimated amount of SEK 1.8 (1.8) billion as per December 31, 2012. The amendment also includes additional disclosure requirements on financial and demographic assumptions, sensitivity analysis, duration and multi-employer plans.

•	Amendment to IFRS 7, ‘Financial instruments: Disclosures’, on asset and liability offsetting

This amendment requires disclosure of gross amounts related to financial instruments for which off set has been made.

•	IFRS 10, ‘Consolidated financial statements’

The objective of IFRS 10 is to establish principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities to present consolidated financial statements. It defines the principle of control, and establishes controls as the basis for consolidation. It sets out how to apply the principle of control to identify whether an investor controls an investee and therefore must consolidate the investee. An entity controls an investee if the entity has power over the investee, has the ability to use the power and is exposed to variable returns. It also sets out the accounting requirements for the preparation of consolidated financial statements.

•	IFRS 11, ‘Joint arrangements’

IFRS 11 is a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement rather than its legal form. There are two types of joint arrangement: joint operations and joint ventures. Proportional consolidation of joint ventures is no longer allowed. The Company does not apply the proportionate consolidation method.

•	IFRS 12, ‘Disclosures of interests in other entities’

IFRS 12 includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles.

•	IFRS 13, ‘Fair value measurement’

IFRS 13 does not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRS.

•	IAS 27 (revised 2011), ‘Separate financial statements’

IAS 27 (revised 2011) includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10.

•	IAS 28 (revised 2011), ‘Associates and joint ventures’

IAS 28 (revised 2011) includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11.

Below are standards that have been issued and are effective for the periods starting as from later than 1 January, 2013:

•	Amendment to IAS 32, ‘Financial instruments: Presentation’, on asset and liability offsetting

These amendments are related to the application guidance in IAS 32, ‘Financial instruments: Presentation’, and clarify some of the requirements for offsetting financial assets and financial liabilities on the balance sheet. This amendment is effective as from 1 January, 2014.

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•	IFRS 9, ‘Financial instruments’

IFRS 9 is the first standard issued as part of a wider project to replace IAS 39. IFRS 9 retains but simplifies the mixed measurement model and establishes two primary measurement categories for financial assets: amortized cost and fair value. This amendment is expected to be effective as from 1 January, 2015. The EU has not yet endorsed IFRS 9, ‘Financial instruments’.

These amendments effective as from later than January 1, 2013, are not expected to have a significant impact on the Company’s financial result or position.

Effective date for IFRS 10, IFRS 11, IFRS 12, IAS 27 and IAS 28 is January 1, 2013. EU has in its endorsement decision allowed listed companies in the EU to adopt these standards as from January 1, 2014. The Company will adopt IFRS 10, IFRS 11, IFRS 12, IAS 27 and IAS 28 as from January 1, 2013.

C2    CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements and application of accounting standards often involve management’s judgment and the use of estimates and assumptions deemed to be reasonable at the time they are made. However, other results may be derived with different judgments or using different assumptions or estimates, and events may occur that could require a material adjustment to the carrying amount of the asset or liability affected. Following are the most important accounting policies subject to such judgments and the key sources of estimation uncertainty that the Company believes could have the most significant impact on the reported results and financial position.

The information in this note is grouped as per:

•	Key sources of estimation uncertainty

•	Judgments management has made in the process of applying the Company’s accounting policies.

Revenue recognition

Key sources of estimation uncertainty

Examples of estimates of total contract revenue and cost that are necessary are the assessing of customer possibility to reach conditional purchase volumes triggering contractual discounts to be given to the customer, the impact on the Company revenue in relation to performance criteria and whether any loss provisions shall be made.

Judgments made in relation to accounting policies applied

Parts of the Company’s sales are generated from large and complex customer contracts. Managerial judgment is applied regarding, among other aspects, conformance with acceptance criteria and if transfer of risks and rewards to the buyer has taken place to determine if revenue and costs should be recognized in the current period, degree of completion and the customer credit standing to assess whether payment is likely or not to justify revenue recognition.

Trade and customer finance receivables

Key sources of estimation uncertainty

The Company monitors the financial stability of its customers and the environment in which they operate to make estimates regarding the likelihood that the individual receivables will be paid. Total allowances for estimated losses as of December 31, 2012, were SEK 1.1 (1.0) billion or 1.5% (1.4%) of gross trade and customer finance receivables.

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Credit risks for outstanding customer finance credits are regularly assessed as well, and allowances are recorded for estimated losses.

Inventory valuation

Key sources of estimation uncertainty

Inventories are valued at the lower of cost and net realizable value. Estimates are required in relation to forecasted sales volumes and inventory balances. In situations where excess inventory balances are identified, estimates of net realizable values for the excess volumes are made. Inventory allowances for estimated losses as of December 31, 2012, amounted to SEK 3.5 (3.3) billion or 11% (9%) of gross inventory.

Investments in joint ventures and associated companies

Key sources of estimation uncertainty

Impairment testing of total carrying value of each item of “Equity in joint ventures and associated companies” is performed after initial recognition, whenever there is an indication of impairment. Information regarding information used for impairment tests is provided by respective joint venture and associated company. Negative deviations in actual cash flows compared to estimated cash flows as well as new estimates that indicate lower future cash flows might result in recognition of impairment charges. An impairment in a JV or associated company may not always affect the Company in the same way depending on accounting standard used, initial recognition of assets and liabilities or other differences.

At December 31, 2012, the amount of joint ventures and associated companies amounted to SEK 2.8 (6.0) billion.

Deferred taxes

Key sources of estimation uncertainty

Deferred tax assets and liabilities, are recognized for temporary differences and for tax loss carry-forwards. Deferred tax is recognized net of valuation allowances. The valuation of temporary differences and tax loss carry-forwards, is based on management’s estimates of future taxable profits in different tax jurisdictions against which the temporary differences and loss carry-forwards may be utilized.

The largest amounts of tax loss carry-forwards are reported in Sweden, with an indefinite period of utilization (i.e. with no expiry date). For further detailed information, please refer to Note C8, “Taxes”.

At December 31, 2012, the value of deferred tax assets amounted to SEK 12.3 (13.0) billion. The deferred tax assets related to loss carry-forwards are reported as non-current assets.

Accounting for income-, value added- and other taxes

Key sources of estimation uncertainty

Accounting for these items is based upon evaluation of income-, value added- and other tax rules in all jurisdictions where we perform activities. The total complexity of rules related to taxes and the accounting for these require management’s involvement in judgments regarding classification of transactions and in estimates of probable outcomes of claimed deductions and/or disputes.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Acquired intellectual property rights and other intangible assets, including goodwill

Key sources of estimation uncertainty

At initial recognition, future cash flows are estimated, to ensure that the initial carrying values do not exceed the expected discounted cash flows for the items of this type of assets. After initial recognition, impairment testing is performed whenever there is an indication of impairment, except for goodwill for which impairment testing is performed at least once per year. Negative deviations in actual cash flows compared to estimated cash flows as well as new estimates that indicate lower future cash flows might result in recognition of impairment charges. One source of uncertainty related to future cash flows is long-term movements in exchange rates.

For further discussion on goodwill, see Note C1, “Significant accounting policies” and Note C10, “Intangible assets”. Estimates related to acquired intangible assets are based on similar assumptions and risks as for goodwill.

At December 31, 2012, the amount of acquired intellectual property rights and other intangible assets amounted to SEK 45.6 (40.5) billion, including goodwill of SEK 30.4 (27.4) billion. The Company recognized goodwill in ST-Ericsson of SEK 0.0 (1.3) billion, as disclosed in Note C12, “Financial assets, non-current”.

Judgments made in relation to accounting policies applied

At initial recognition and subsequent remeasurement, management judgments are made, both for key assumptions and regarding impairment indicators. In the purchase price allocation made for each acquisition, the purchase price shall be assigned to the identifiable assets, liabilities and contingent liabilities based on fair values for these assets. Any remaining excess value is reported as goodwill. This allocation requires management judgment as well as the definition of cash generating units for impairment testing purposes. Other judgments might result in significantly different results and financial position in the future.

Provisions

Warranty provisions

Key sources of estimation uncertainty

Provisions for product warranties are based on current volumes of products sold still under warranty and on historic quality rates for mature products as well as estimates and assumptions on future quality rates for new products and estimates of costs to remedy the various qualitative issues that might occur. Total provisions for product warranties as of December 31, 2012, amounted to SEK 1.6 (1.9) billion.

Provisions other than warranty provisions

Key sources of estimation uncertainty

Provisions, other than warranty provisions, mainly comprise amounts related to contractual obligations and penalties to customers and estimated losses on customer contracts, restructuring, risks associated with patent and other litigations, supplier or subcontractor claims and/ or disputes, as well as provisions for unresolved income tax and value added tax issues. The estimates related to the amounts of provisions for penalties, claims or losses receive special attention from the management. At December 31, 2012, provisions other than warranty commitments amounted to SEK 7.0 (4.4) billion. For further detailed information, see Note C18, “Provisions”.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Judgments made in relation to accounting policies applied

Whether a present obligation is probable or not requires judgment. The nature and type of risks for these provisions differ and management’s judgment is applied regarding the nature and extent of obligations in deciding if an outflow of resources is probable or not.

Contingent liabilities

Key sources of estimation uncertainty

As disclosed under ‘Provisions other than warranty provisions’ there are uncertainties in the estimated amounts. The same type of uncertainty exists for contingent liabilities.

Judgments made in relation to accounting policies

As disclosed under Note C1, “Significant accounting policies” a potential obligation that is not probable to result in an economic outflow is classified as a contingent liability, with no impact on the Company’s financial statements. Should, however, an obligation in a later period be deemed to be probable, then a provision shall be recognized, impacting the financial statements.

Pension and other post-employment benefits

Key sources of estimation uncertainty

Accounting for the costs of defined benefit pension plans and other applicable post-employment benefits is based on actuarial valuations, relying on key estimates for discount rates, expected return on plan assets, future salary increases, employee turnover rates and mortality tables. The discount rate assumptions are based on rates for high-quality fixed-income investments with durations as close as possible to the Company’s pension plans. Expected returns on plan assets consider long-term historical returns, allocation of assets and estimates of future long-term investment returns. At December 31, 2012, defined benefit obligations for pensions and other post-employment benefits amounted to SEK 52.0 (36.4) billion and fair value of plan assets to SEK 44.6 (28.0) billion. For more information on estimates and assumptions, see Note C17, “Post-employment benefits”.

Financial instruments, hedge accounting and foreign exchange risks

Key sources of estimation uncertainty

Foreign exchange risk in highly probable sales and purchases in future periods are hedged using foreign exchange derivative instruments designated as cash-flow hedges. Forecasts are based on estimations of future transactions. A forecast is therefore per definition uncertain to some degree.

Judgments made in relation to accounting policies applied

Establishing highly probable sales and purchases volumes involve gathering and evaluating sales and purchases estimates for future periods as well as analyzing actual outcome versus estimates on a regular basis in order to fulfill effectiveness testing requirements for hedge accounting. Changes in estimates of sales and purchases might result in that hedge accounting is discontinued.

For further information regarding risks in financial instruments, see Note C20, “Financial risk management and financial instruments”.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C3    SEGMENT INFORMATION

Operating segments

When determining Ericsson’s operating segments, consideration has been given to which markets and what type of customers the products and services aim to attract as well as the distribution channels they are sold through. Commonality regarding technology, research and development has also been taken into account. To best reflect the business focus and to facilitate comparability with peers, four operating segments are reported:

•	Networks

•	Global Services

•	Support Solutions

•	ST-Ericsson

Ericsson’s share in Sony Ericsson was divested in February 2012, with effective date on January 1.

Networks delivers products and solutions for mobile access, IP and transport networks and core networks. The offering includes:

•	Radio access solutions that interconnect with devices such as mobile phones, tablets and PCs. The RBS 6000 supports all major standardized mobile technologies

•	IP and transport solutions based on the SSR 8000 family of products as well as transmission/backhaul including microwave (MINI-LINK) and optical transmission solutions for mobile and fixed networks

•	Switching and IMS solutions, based on Ericsson Blade Server platform, for core networks

•	Operations Support Systems (OSS), supporting operators’ management of existing networks and introduction of new technologies and services.

Global Services delivers managed services, product-related services and consulting and systems integration services. The offering includes:

•

Managed Services; Solutions for designing, building, operating and managing the day-to-day operations of the customer’s network or solution, maintenance, network sharing solutions as well as shared solutions such as hosting of platforms and applications. Ericsson also offers broadcast services and managed services of IT environments.

•	Product-related services: Services to expand, upgrade, restructure or migrate networks, network-rollout services, customer support and network optimization services.

•

Consulting and Systems Integration: Technology and operational consulting, integration of multi-vendor equipment, design and integration of new solutions and transforming programs. Industry-specific solutions for vertical industries are also included.

Support Solutions (name changed from Multimedia during 2012) provides enablers and applications for operators. The offering includes:

•	Operations Support Systems: plan, build and optimize, service fulfillment and service assurance.

•	Business Support Systems: revenue management (prepaid, post-paid, convergent charging and billing), mediation and customer care solutions.

•

TV solutions: a suite of open, standards-based solutions and products for the creation, management and delivery of evolved TV experiences on any device over any network. Includes a multi-screen TV platform with consumer experience creation, video content management, on-demand video delivery, advanced video compression and video-optimized delivery network infrastructure.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

•	M-Commerce solutions for money transfer; payment transactions and services between mobile subscribers and operators or other service providers.

ST-Ericsson, the joint venture, offers modems and ModAps (integrated modem and application processor platforms) for device manufacturers.

ST-Ericsson’s results are reported according to the equity method under “Share in earnings of joint ventures and associated companies” in the income statement.

On December 10, 2012, STMicroelectronics announced its intention to exit as a shareholder in ST-Ericsson. On December 20, 2012, the Company announced that it would take a non-cash charge in the fourth quarter of 2012 related to its 50% stake in ST-Ericsson. The charge includes write-down of investments to reflect the current best estimate of the Company’s share of the fair market value of the joint venture and a provision related to the strategic options at hand for ST-Ericsson assets. In total, the Company has made write-downs of SEK –4.7 billion of ST-Ericsson investments and taken a provision of SEK –3.3 billion. In addition, the Company’s share in ST-Ericsson’s operating loss amounted to SEK –3.7 (–0.8) billion. For more information, see Note C12, “Financial assets, non-current” and Note C18 “Provisions”.

As of December 31, 2012 there are no remaining investments related to ST-Ericsson on the Company’s balance sheet. Costs and cash related to implementation of strategic options at hand will be booked against provisions.

Sony Ericsson, was up until 2012, a joint venture delivering mobile phones and accessories. In February 2012, Ericsson completed the divestment of its 50% stake in Sony Ericsson to Sony. Sony Ericsson has not been consolidated by the Company during 2012. The sale resulted in a gain of SEK 7.7 billion.

Unallocated

Some revenues, costs, assets and liabilities are not identified as part of any operating segment and are therefore not allocated. Examples of such items are costs for corporate staff, IT costs and general marketing costs.

Regions

The Regions are the Company’s primary sales channel. The Company operates worldwide and reports its operations divided into eleven regions. Region China and North East Asia has changed name to North East Asia.

•	North America

•	Latin America

•	Northern Europe & Central Asia

•	Western and Central Europe

•	Mediterranean

•	Middle East

•	Sub-Saharan Africa

•	India

•	North East Asia

•	South East Asia & Oceania

•	Other.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Region “Other” includes licensing revenues, sales of cables, broadcast services, power modules and other businesses.

The acquired Technicolor Broadcast Service Division is reported in region “Other”. Multimedia brokering (IPX) was previously reported in each region in segment Support Solutions. For the first three quarters 2012 it was part of region “Other”. Multimedia brokering (IPX) was divested at the end of the third quarter 2012.

Major customers

The Company does not have any customer for which revenues from transactions have exceeded 10% of the Company’s total revenues for the years 2012, 2011 or 2010.

We derive most of the sales from large, multi-year agreements with a limited number of significant customers. Out of a customer base of approximately 400, mainly network operators, the 10 largest customers account for 46% (44%) of net sales. The largest customer accounted for approximately 7% (7%) of sales in 2012. For more information, see Risk Factors, “Market, Technology and Business Risks”.

Marketing channels

Marketing in a business-to-business environment is expanding, from being primarily through personal meetings, to on-line forums, expert blogs and social media. Ericsson performs marketing through:

•	Customer engagement with a consultative approach

•	Selective focus on events and experience centers for customer experience and interaction

•	Continuous dialogue with customers and target audiences through social and other digital media (including virtual events)

•	Activation of the open social and digital media landscape to strengthen message reach and impact

•	Execution of solutions-driven programs, aligned globally and regionally.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Operating segments

2012	Networks	Global Services	Support Solutions	Sony Ericsson		ST- Ericsson		Total Segments	Unallocated	Eliminations1)	Group
Segment sales	117,185	97,009	13,445	—		8,457		236,096	—	–8,457	227,639
Inter-segment sales	100	34	6	—		634		774	—	–634	140

Net sales	117,285	97,043	13,451	—		9,091		236,870	—	–9,091	227,779

Operating income	7,057	6,226	1,150	8,026	2)	–15,447	3)	7,012	–267	3,713	10,458

Operating margin (%)	6%	6%	9%			–170%		3%			5%
Financial income											1,708
Financial expenses											–1,984

Income after financial items											10,182

Taxes											–4,244

Net income											5,938

Other segment items
Share in earnings of joint ventures and associated companies	–59	45	–20	—		–11,734	3)	–11,768	37	—	–11,731
Amortization	–3,832	–853	–809	—		–322		–5,816	—	322	–5,494
Depreciation	–3,035	–727	–290	—		–741		–4,793	—	741	–4,052
Impairment losses	–385	–9	–1	—		—	4)	–395	—	—	–395
Reversals of impairment losses	39	9	4	—		—		52	—	—	52
Write-down of investment		—	—	—		–4,684		–4,684	—	—	–4,684
Restructuring expenses	–1,253	–1,930	–246	—		–624		–4,053	–18	624	–3,447
Gains/losses from divestments	–59	1	216	8,026	2)	—		8,184	152	—	8,336

Revenue from the acquired Telcordia business operation is reported 50/50 between segments Global Services and Support Solutions.

1)	All segment sales are presented, but as ST-Ericsson sales are accounted for in accordance with the equity method, their sales are eliminated in the Eliminations column.
2)	Includes a gain from the divestment of Sony Ericsson of SEK 7.7 billion.
3)	Includes a write-down of SEK –4.7 billion of ST-Ericsson investment, a provision of SEK –3.3 billion and the Company’s share in ST-Ericsson’s operating loss of SEK –3.7 billion.
4)	Impairment losses included in Write-down of investment.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Operating segments

2011	Networks	Global Services	Support Solutions	Sony Ericsson	ST- Ericsson	Total Segments	Unallocated	Eliminations1)	Group
Segment sales	131,596	83,854	10,629	46,866	9,232	282,177	—	–56,098	226,079
Inter-segment sales	799	30	13	126	1,461	2,429	—	–1,587	842

Net sales	132,395	83,884	10,642	46,992	10,693	284,606	—	–57,685	226,921

Operating income	17,295	5,544	–504	–1,854	–5,461	15,020	–501	3,381	17,900

Operating margin (%)	13%	7%	–5%	–4%	–51%	5%			8%
Financial income									2,882
Financial expenses									–2,661

Income after financial items									18,121

Taxes									–5,552

Net income									12,569

Other segment items
Share in earnings of joint ventures and associated companies	87	28	4	–1,199	–2,730	–3,810	32	—	–3,778
Amortization	–4,192	–481	–792	–1	–867	–6,333	—	868	–5,465
Depreciation	–2,783	–532	–184	–647	–823	–4,969	—	1,470	–3,499
Impairment losses	–50	–23	–12	—	–283	–368	—	283	–85
Reversals of impairment losses	12	—	1	—	—	13	—	—	13
Restructuring expenses	–1,600	–1,363	–143	–838	–280	–4,224	–78	1,118	–3,184
Gains/losses from divestments	–6	—	—	—	—	–6	164	—	158

1)	All segment sales are presented, but as Sony Ericsson and ST-Ericsson sales are accounted for in accordance with the equity method, their sales are eliminated in the Eliminations column.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Operating segments

2010	Networks	Global Services	Support Solutions	Sony Ericsson	ST- Ericsson	Total Segments	Unallocated	Eliminations1)	Group
Segment sales	111,459	80,117	10,504	60,118	13,116	275,314	—	–73,234	202,080
Inter-segment sales	1,249	6	13	60	3,403	4,731	—	–3,463	1,268

Net sales	112,708	80,123	10,517	60,178	16,519	280,045	—	–76,697	203,348

Operating income	12,481	6,513	–643	1,523	–3,527	16,347	–805	913	16,455

Operating margin (%)	11%	8%	–6%	3%	–21%	6%	—	—	8%
Financial income									1,047
Financial expenses									–1,719

Income after financial items									15,783

Taxes									–4,548

Net income									11,235

Other segment items
Share in earnings of joint ventures and associated companies	–64	–17	–2	664	–1,763	–1,182	10	—	–1,172
Amortization	–4,554	–303	–806	–25	–930	–6,618	—	955	–5,663
Depreciation	–2,600	–555	–144	–731	–1,022	–5,052	—	1,753	–3,299
Impairment losses	–675	–276	–52	—	–61	–1,064	—	61	–1,003
Reversals of impairment losses	9	2	1	—	—	12	—	—	12
Restructuring expenses	–3,915	–2,675	–207	–402	–536	–7,735	–17	938	–6,814
Gains/losses from divestments	154	53	92	—	—	299	59	—	358

1)	All segment sales are presented, but as Sony Ericsson and ST-Ericsson sales are accounted for in accordance with the equity method, their sales are eliminated in the Eliminations column.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Regions

	Net sales			Non-current assets3)
	2012	2011	2010	2012	2011	2010
North America	56,749	48,785	49,473	15,058	6,296	7,251
Of which the United States	56,698	46,519	46,104	6,101	6,020	6,977
Latin America	22,006	21,982	17,882	2,084	2,268	1,998
Northern Europe & Central Asia1)2)	11,345	15,225	12,171	38,335	41,008	42,112
Western & Central Europe2)	17,478	19,030	19,868	2,922	5,097	8,629
Mediterranean	23,299	23,807	22,628	1,099	1,395	1,523
Middle East	15,556	15,461	15,099	32	42	84
Sub-Saharan Africa	11,349	10,163	9,194	119	79	51
India	6,460	9,762	8,626	460	355	262
North East Asia	36,196	38,209	25,965	3,371	3,939	3,795
Of which China	12,637	17,546	14,633	1,399	1,496	1,013
South East Asia & Oceania	15,068	13,870	14,902	301	318	351
Other1)2)	12,273	10,627	7,540	—	—	—

Total	227,779	226,921	203,348	63,781	60,797	66,056

1) Of which Sweden	5,033	3,882	4,237	37,718	40,415	41,683
2) Of which EU	44,230	43,960	43,707	41,546	44,786	46,563

3)	Total non-current assets excluding financial instruments, deferred tax assets, and post-employment benefit assets.

For employee information, see Note C28, “Information regarding members of the Board of Directors, the Group management and employees”.

C4    NET SALES

Net sales

	2012	2011	2010
Sales of products and network rollout services	154,068	161,882	140,222
Of which:
Delivery-type contracts	154,068	161,882	140,156
Construction-type contracts	—	—	66
Professional Services sales	67,092	58,834	58,529
License revenues	6,619	6,205	4,597

Net sales	227,779	226,921	203,348
Export sales from Sweden	106,997	116,507	100,070

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C5    EXPENSES BY NATURE

Expenses by nature

	2012	2011	2010
Goods and services	137,769	142,221	130,725
Employee remuneration	64,100	58,905	57,183
Amortization and depreciation	9,546	8,964	8,962
Impairments and obsolescence allowances, net of reversals	1,999	1,363	966
Financial expenses	1,984	2,661	1,719
Taxes	4,244	5,552	4,548
Expenses incurred	219,642	219,666	204,103

Inventory changes1)	–2,782	3,417	8,465
Additions to Capitalized development	1,641	1,515	1,647

Expenses charged to the Income Statement	220,783	214,734	193,991

1)	The inventory changes are based on changes of gross inventory values prior to obsolescence allowances.

Total restructuring charges in 2012 were SEK 3.4 (3.2) b.

Restructuring charges are included in the expenses presented above.

Restructuring charges by function

	2012	2011	2010
Cost of sales	2,225	1,231	3,354
R&D expenses	852	561	1,682
Selling and administrative expenses	370	1,392	1,778

Total restructuring charges	3,447	3,184	6,814

C6    OTHER OPERATING INCOME AND EXPENSES

Other operating income and expenses

	2012		2011	2010
Gains on sales of intangible assets and PP&E	12		65	301
Losses on sales of intangible assets and PP&E	–261		–64	–422
Gains on sales of investments and operations	8,462	1)	210	577
Losses on sales of investments and operations	–126		–52	–219

Capital gains/losses, net	8,087		159	237

Other operating revenues	878		1,119	1,766

Total other operating income and expenses	8,965		1,278	2,003

1)	Includes a gain from the divestment of Sony Ericsson of SEK 7.7 billion.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C7    FINANCIAL INCOME AND EXPENSES

Financial income and expenses

	2012		2011		2010
	Financial income	Financial expenses	Financial income	Financial expenses	Financial income	Financial expenses
Contractual interest on financial assets	1,685	—	1,940	—	811	—
Of which on financial assets at fair value through profit or loss	1,308	—	1,381	—	304	—
Contractual interest on financial liabilities	—	–1,734	—	–1,706	—	–1,315
Net gain/loss on:
Instruments at fair value through profit or loss1)	142	54	1,062	–591	295	–206
Of which included in fair value hedge relationships	—	–129	—	–175	—	151
Loans and receivables	–127	—	–132	—	–68	—
Liabilities at amortized cost	—	–133	—	–105	—	–4
Other financial income and expenses	8	–171	12	–259	9	–194

Total	1,708	–1,984	2,882	–2,661	1,047	–1,719

1)	Excluding net gain from operating assets and liabilities, SEK 1,299 million (net gain of SEK 51 million in 2011, SEK 1,528 million in 2010), reported as Cost of sales.

C8    TAXES

The Company’s tax expense for 2012 was SEK –4,244 (–5,552) million or 41.7% (30.6%) of income after financial items. The tax rate may vary between years depending on business and geographical mix. The effective tax rate excluding joint ventures and associated companies as well as the gain due to the divestment of Sony Ericsson was 30.5% (26.4%). The corporate tax in Sweden was reduced from 26.3% to 22.0% from January 1, 2013. This resulted in a reduction of deferred tax assets and an increase of tax expense of SEK –0.5 billion.

Income taxes recognized in the income statement

	2012	2011	2010
Current income taxes for the year	–5,795	–4,642	–4,635
Current income taxes related to prior years	–241	283	–35
Deferred tax income/expense (+/–)	1,697	–1,433	307

Sub total	–4,339	–5,792	–4,363
Share of taxes in joint ventures and associated companies	95	240	–185

Tax expense	–4,244	–5,552	–4,548

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

A reconciliation between reported tax expense for the year and the theoretical tax expense that would arise when applying statutory tax rate in Sweden, 26.3%, on the consolidated income before taxes, is shown in the table below.

Reconciliation of Swedish income tax rate with effective tax rate

	2012	2011	2010
Expected tax expense at Swedish tax rate 26.3%	–2,678	–4,767	–4,150
Effect of foreign tax rates	–581	–1,126	–405
Of which joint ventures and associated companies	–778	–754	–467
Current income taxes related to prior years	–241	283	–35
Remeasurement of tax loss carry-forwards	134	224	–257
Remeasurement of deductible temporary differences	468	81	172
Tax effect of non-deductible expenses	–3,430	–768	–830
Tax effect of non-taxable income	2,573	521	880
Tax effect of changes in tax rates	–489	—	77

Tax expense	–4,244	–5,552	–4,548

Effective tax rate	41.7%	30.6%	28.8%

Deferred tax balances

Deferred tax assets and liabilities are derived from the balance sheet items as shown in the table below.

Tax effects of temporary differences and tax loss carry-forwards

	2012			2011
	Deferred tax assets	Deferred tax liabilities	Net balance	Deferred tax assets	Deferred tax liabilities	Net balance
Intangible assets and property, plant and equipment	941	4,579		968	2,941
Current assets	2,388	293		3,193	100
Post-employment benefits	2,600	614		2,233	618
Provisions	1,512	48		1,441	23
Other	3,487	432		3,423	64
Loss carry-forwards	4,239	—		3,258	—

Deferred tax assets/liabilities	15,167	5,966	9,201	14,516	3,746	10,770
Netting of assets/liabilities	–2,846	–2,846		–1,496	–1,496

Deferred tax balances, net	12,321	3,120	9,201	13,020	2,250	10,770

Changes in deferred taxes, net

	2012	2011
Opening balance, net	10,770	10,166
Recognized in net income	1,697	–1,433
Recognized in Other comprehensive income	–422	2,158
Acquisitions/disposals of subsidiaries	–2,309	53
Currency translation differences	–535	–174

Closing balance, net	9,201	10,770

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Tax effects reported directly in Other comprehensive income amount to SEK –422 (2,158) million, of which actuarial gains and losses related to pensions SEK –57 (1,809) million, cash flow hedges SEK –363 (350) million and deferred tax on gains/losses on hedges on investments in foreign entities SEK –2 (–1) million.

Deferred tax assets are only recognized in countries where the Company expects to be able to generate corresponding taxable income in the future to benefit from tax reductions.

Significant tax loss carry-forwards are related to countries with long or indefinite periods of utilization, mainly Sweden and Germany. Of the total SEK 4,239 million recognized deferred tax assets related to tax loss carry-forwards, SEK 2,840 million relates to Sweden with indefinite periods of utilization. Due to the Company’s strong current financial position and taxable income during 2012, Ericsson has been able to utilize part of its tax loss carry-forwards during the year. The assessment is that Ericsson will be able to generate sufficient income in the coming years to also utilize the remaining part of the recognized amounts.

Deferred tax assets for ST-Ericsson are not included, as they are recognized in accordance with the equity method.

Tax loss carry-forwards

Deferred tax assets regarding tax loss carry-forwards are reported to the extent that realization of the related tax benefit through future taxable profits is probable also when considering the period during which these can be utilized, as described below.

As of December 31, 2012, the recognized tax loss carry-forwards amounted to SEK 17,081 (12,657) million. The tax value of these tax loss carry-forwards is reported as an asset.

The final years in which the recognized loss carry-forwards can be utilized are shown in the following table.

Tax loss carry-forwards year of expiration

Year of expiration	Tax loss carry-forwards	Tax value
2013	19	5
2014	8	2
2015	43	13
2016	54	16
2017	327	78
2018 or later	16,630	4,125

Total	17,081	4,239

Tax loss carry-forwards of ST-Ericsson are not included as they are recognized in accordance with the equity method.

In addition to the table above there are loss carry-forwards of SEK 4,737 million at a tax value of SEK 1,432 million that have not been recognized due to judgments of the possibility to be used against future taxable profits in the respective jurisdictions. The majority of these loss carry-forwards have an expiration date in excess of five years.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C9    EARNINGS PER SHARE

Earnings per share 2010–2012

	2012	2011	2010
Basic
Net income attributable to stockholders of the Parent Company (SEK million)	5,775	12,194	11,146
Average number of shares outstanding, basic (millions)	3,216	3,206	3,197
Earnings per share, basic (SEK)	1.80	3.80	3.49

Diluted
Net income attributable to stockholders of the Parent Company (SEK million)	5,775	12,194	11,146
Average number of shares outstanding, basic (millions)	3,216	3,206	3,197
Dilutive effect for stock purchase plans	31	27	29
Average number of shares outstanding, diluted (millions)	3,247	3,233	3,226
Earnings per share, diluted (SEK)	1.78	3.77	3.46

C10     INTANGIBLE ASSETS

Intangible assets 2012

	Capitalized development expenses				Goodwill	Intellectual property rights (IPR), trademarks and other intangible assets
	To be marketed	For internal use		Total	Total	Trademarks, customer relationships and similar rights	Patents and acquired R&D	Total
		Acquired costs	Internal costs
Cost
Opening balance	8,125	2,213	1,478	11,816	27,455	14,188	25,689	39,877
Acquisitions/capitalization	1,641	—	—	1,641	—	538	103	641
Balances regarding acquired businesses1)	—	—	—	—	4,293	4,517	2,155	6,672
Sales/disposals	—	—	—	—	–20	–158	–137	–295
Reclassification	—	—	—	—	94	—	–94	–94
Translation difference	—	—	—	—	–1,400	–490	–300	–790

Closing balance	9,766	2,213	1,478	13,457	30,422	18,595	27,416	46,011

Accumulated amortization
Opening balance	–3,187	–1,975	–1,318	–6,480	1	–5,502	–16,078	–21,580
Amortization	–840	–131	–87	–1,058	—	–2,023	–2,413	–4,436
Sales/disposals	—	—	—	—	–1	46	124	170
Translation difference	—	—	—	—	—	202	166	368

Closing balance	–4,027	–2,106	–1,405	–7,538	—	–7,277	–18,201	–25,478

Accumulated impairment losses
Opening balance	–1,721	–55	–37	–1,813	–18	—	–5,214	–5,214
Impairment losses	–266	—	—	–266	—	—	–117	–117

Closing balance	–1,987	–55	–37	–2,079	–18	—	–5,331	–5,331

Net carrying value	3,752	52	36	3,840	30,404	11,318	3,884	15,202

1)	For more information on acquired businesses, see Note C26, “Business combinations”.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Intangible assets 2011

	Capitalized development expenses				Goodwill	Intellectual property rights (IPR), trademarks and other intangible assets
	To be marketed	For internal use		Total	Total	Trademarks, customer relationships and similar rights	Patents and acquired R&D	Total
		Acquired costs	Internal costs
Cost
Opening balance	6,610	2,213	1,478	10,301	27,151	13,582	25,330	38,912
Acquisitions/capitalization	1,515	—	—	1,515	—	237	354	591
Balances regarding acquired businesses	—	—	—	—	260	382	—	382
Sales/disposals	—	—	—	—	–2	–20	–20	–40
Translation difference	—	—	—	—	46	7	25	32

Closing balance	8,125	2,213	1,478	11,816	27,455	14,188	25,689	39,877

Accumulated amortization
Opening balance	–2,526	–1,775	–1,184	–5,485	—	–3,937	–13,103	–17,040
Amortization	–661	–200	–134	–995	—	–1,538	–2,932	–4,470
Sales/disposals	—	—	—	—	1	15	13	28
Translation difference	—	—	—	—	—	–42	–56	–98

Closing balance	–3,187	–1,975	–1,318	–6,480	1	–5,502	–16,078	–21,580

Accumulated impairment losses
Opening balance	–1,714	–55	–37	–1,806	—	—	–5,214	–5,214
Impairment losses	–7	—	—	–7	–18	—	—	—

Closing balance	–1,721	–55	–37	–1,813	–18	—	–5,214	–5,214

Net carrying value	3,217	183	123	3,523	27,438	8,686	4,397	13,083

The goodwill is allocated to the operating segments Networks SEK 16.2 (16.7) billion, Global Services SEK 4.2 (4.1) billion and Support Solutions SEK 10.0 (6.6) billion.

The recoverable amounts for cash-generating units are established as the present value of expected future cash flows. Estimation of future cash flows includes assumptions mainly for the following key financial parameters:

•	Sales growth

•	Development of operating income (based on operating margin or cost of goods sold and operating expenses relative to sales)

•	Development of working capital and capital expenditure requirements.

The assumptions regarding industry specific market drivers and market growth are approved by group management and each operating segment’s management. These assumptions are based on industry sources as input to the projections made within the Company for the development 2012–2017 for key industry parameters:

•

The number of global mobile subscriptions is estimated to grow from around 6.3 billion by the end of 2012 to around 9 billion by the end of 2017. Of these, around 5-6 billion will be mobile broadband subscriptions. Around three-quarters of a billion of these mobile broadband subscriptions will use mobile PC/tablets/mobile routers, but the vast majority will still use mobile phones to access the internet.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

•	Fixed broadband subscriptions are estimated to grow from around 600 million by the end of 2012 to around 750 million in 2017. Fixed broadband includes Fiber, Cable and xDSL.

•	Mobile data traffic volume is estimated to increase around 9 times 2012–2017, while the fixed Internet traffic is estimated to increase around 4 times 2012–2017, however from a much larger base.

The growth in network equipment is mainly driven by a shift in investments from voice to data. The end user requirements for “app-coverage” drives deployment of heterogeneous networks and small cells.

The demand for support solutions is driven by the opportunities for new types of service offerings enabled by IP technology and high-speed broadband. There is strong IPTV subscriber growth, rapid growth in digital viewing and on-demand services. The development and build out of Mobile Broadband networks and increasing number of mobile broadband subscriptions drives growth in service introduction and traffic. This puts high demand on plan to provision, implementation and systems integration services as well as real time payment systems. The Business Support Systems’ growth is driven by introduction of new services, new business models and price plans.

The demand for professional services is also driven by an increasing business and technology complexity. Therefore, operators review their business models and look for vendor partners that can take on a broader responsibility, including outsourcing of network operations.

The assumptions are also based upon information gathered in the Company’s long-term strategy process, including assessments of new technology, the Company’s competitive position and new types of business and customers, driven by the continued integration of telecom, data and media industries.

The impairment testing is based on specific estimates for the first five years and with a reduction of nominal annual growth rate to an average GDP growth of 3% (3%) per year thereafter. The impairment tests for goodwill did not result in any impairment.

A number of sensitivity tests have been made, for example applying lower levels of revenue and operating income. Also when applying these estimates no goodwill impairment is indicated.

An after-tax discount rate of 8% (8%) has been applied for all cash generating units for the discounting of projected after-tax cash flows. The assumptions for 2011 are disclosed in Note C10, “Intangible assets” in the Annual Report of 2011.

The Company’s discounting is based on after-tax future cash flows and after-tax discount rates. This discounting is not materially different from a discounting based on before-tax future cash flows and before-tax discount rates, as required by IFRS.

In Note C1, “Significant accounting policies”, and Note C2, “Critical accounting estimates and judgments”, further disclosures are given regarding goodwill impairment testing.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C11    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment 2012

	Real estate	Machinery and other technical assets	Other equipment, tools and installations	Construction in progress and advance payments	Total
Cost
Opening balance	4,641	5,235	20,663	1,302	31,841
Additions	640	370	2,521	1,898	5,429
Balances regarding divested/acquired businesses	2	46	432	—	480
Sales/disposals	–476	–373	–1,296	–242	–2,387
Reclassifications	381	–380	1,458	–1,459	—
Translation difference	–203	–152	–745	–48	–1,148

Closing balance	4,985	4,746	23,033	1,451	34,215

Accumulated depreciation
Opening balance	–2,165	–3,485	–15,094	—	–20,744
Depreciation	–354	–428	–3,270	—	–4,052
Balances regarding divested businesses	—	—	3	—	3
Sales/disposals	68	347	1,228	—	1,643
Reclassifications	7	–13	6	—	—
Translation difference	89	90	504	—	683

Closing balance	–2,355	–3,489	–16,623	—	–22,467

Accumulated impairment losses
Opening balance	–43	–148	–118	—	–309
Impairment losses	–4	–8	—	—	–12
Reversals of impairment losses	—	22	30	—	52
Sales/disposals	—	6	—	—	6
Translation difference	2	4	2	—	8

Closing balance	–45	–124	–86	—	–255

Net carrying value	2,585	1,133	6,324	1,451	11,493

Contractual commitments for the acquisition of property, plant and equipment as per December 31, 2012, amounted to SEK 184 (226) million.

The reversal of impairment losses have been reported under Cost of sales.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Property, plant and equipment 2011

	Real estate	Machinery and other technical assets	Other equipment, tools and installations	Construction in progress and advance payments	Total
Cost
Opening balance	4,238	5,004	18,576	814	28,632
Additions	265	400	1,910	2,419	4,994
Balances regarding divested/acquired businesses	146	37	75	—	258
Sales/disposals	–147	–354	–952	–524	–1,977
Reclassifications	142	169	1,116	–1,427	—
Translation difference	–3	–21	–62	20	–66

Closing balance	4,641	5,235	20,663	1,302	31,841

Accumulated depreciation
Opening balance	–1,869	–3,377	–13,695	—	–18,941
Depreciation	–415	–571	–2,513	—	–3,499
Balances regarding divested businesses	—	—	1	—	1
Sales/disposals	74	435	1,085	—	1,594
Reclassifications	36	–4	–32	—	—
Translation difference	9	32	60	—	101

Closing balance	–2,165	–3,485	–15,094	—	–20,744

Accumulated impairment losses
Opening balance	–43	–95	–119	—	–257
Impairment losses	—	–48	–12	—	–60
Reversals of impairment losses	—	—	13	—	13
Sales/disposals	—	—	1	—	1
Translation difference	—	–5	–1	—	–6

Closing balance	–43	–148	–118	—	–309

Net carrying value	2,433	1,602	5,451	1,302	10,788

C12    FINANCIAL ASSETS, NON-CURRENT

Equity in joint ventures and associated companies

	Joint ventures			Associated companies				Total	Total
	2012	2011		2012		2011		2012	2011
Opening balance	4,663	8,648		1,302		1,155		5,965	9,803
Share in earnings	–8,399	–3,929		3		151		–8,396	–3,778
Contributions to joint ventures and associated companies	5,029	—		—		109		5,029	109
Taxes	106	241		–11		–1		95	240
Translation difference	–111	–126		42		66		–69	–60
Change in hedge reserve	65	4		—		—		65	4
Pensions	—	–175		—		—		—	–175
Dividends	—	—		–133		–177		–133	–177
Divestments	–1,353	—		—		—		–1,353	—
Reclassification	—	—		1,639	2)	–1		1,639	–1

Closing balance	—	4,663	1)	2,842	3)	1,302	3)	2,842	5,965

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

1)	Including goodwill for ST-Ericsson of SEK 1.3 billion.
2)	Reclassification from Other investments in shares and participations.
3)	Goodwill, net, amounts to SEK 12.2 (13.5) million.

Ericsson’s share of assets, liabilities and income in associated company Ericsson Nikola Tesla d.d.1)

	2012	2011	2010
Non-current assets	84	113	92
Current assets	588	574	749
Non-current liabilities	—	1	2
Current liabilities	262	197	209

Net assets	410	489	630

Net sales	1,085	693	784
Income after financial items	80	13	17
Income taxes	–8	3	–1

Net income	72	16	16

Assets pledged as collateral	4	4	4
Contingent liabilities	17	80	43

1)	The Company’s share is 49.07%.

Ericsson’s Share of assets, liabilities and income in associated company Rockstar Consortium1)

2012
Total assets	1,561
Total liabilities	6

Net assets	1,555

Net sales	—
Income after financial items	–80
Income taxes	—

Net income	–80

Assets pledged as collateral	—
Contingent liabilities	—

1)	The Company’s share is 21.26%.

All companies apply IFRS in the reporting to the Company as issued by IASB.

On December 10, 2012, STMicroelectronics announced its intention to exit the joint venture ST-Ericsson. On December 20, 2012 the Company announced its decision not to acquire the full majority. This, together with other factors such as no change in governance rights, no change in funding responsibilities etc, means that the Company continues to not be in control of ST-Ericsson.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Due to the status of ST-Ericsson, the Company has made a non-cash charge related to its 50% stake in ST-Ericsson. For further information, see Note C3, “Segment information” and Note C18, “Provisions”. The charge includes a write-down of investments of SEK –4.7 billion. The Company’s share in ST-Ericsson’s operating loss amounted to SEK –3.7 (–0.8) billion.

Ericsson’s share of assets, liabilities and income in joint venture ST-Ericsson

	2012	2011	2010
Non-current assets	1,097	6,855	6,673
Current assets	1,006	1,514	2,249
Non-current liabilities	370	397	214
Current liabilities	1,339	4,695	2,519

Net assets	394	3,277	6,189

Net sales	4,545	5,346	8,260
Income after financial items	–2,503	–2,730	–1,762
Income taxes	–400	156	50

Net income	–2,903	–2,574	–1,712

Assets pledged as collateral	—	3	3
Contingent liabilities	—	—	—

The table above consists of amounts considered by the Company when applying the equity method in relation to ST-Ericsson.

Ericsson’s Share of assets, liabilities and income in joint venture Sony Ericsson Mobile Communications AB

	2012	2011	2010
Non-current assets	—	5,040	3,622
Current assets	—	8,745	9,904
Non-current liabilities	—	285	592
Current liabilities	—	12,172	10,533

Net assets	—	1,328	2,401

Net sales	—	23,496	30,089
Income after financial items	—	–1,095	705
Income taxes	—	85	–231

Net income	—	–1,010	474

Assets pledged as collateral	—	1	—
Contingent liabilities	—	37	16

The Company has divested its 50% stake in Sony Ericsson Mobile Communications to Sony. The divestment was effective on January 1, 2012.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Other financial assets, non-current

	Other investments in shares and participations			Customer finance, non-current		Derivatives, non-current		Other financial assets, non-current
	2012		2011	2012	2011	2012	2011	2012		2011
Cost
Opening balance	3,576		1,607	1,661	1,474	816	—	4,633		4,382
Additions	45		1,930	5,249	1,875	—	—	313		422
Disposals/repayments/deductions	–63		–68	–5,331	–1,699	—	—	–136		–97
Change in value in funded pension plans1)	—		—	—	—	—	—	776		42
Reclassifications	–1,639	2)	—	—	—	—	—	–1,018	3)	—
Revaluation	—		—	—	—	9	816	—		—
Translation difference	–161		107	–41	11	—	—	–154		–116

Closing balance	1,758		3,576	1,538	1,661	825	816	4,414		4,633

Accumulated impairment losses/allowances
Opening balance	–1,377		–1,388	–261	–193	—	—	–1,332		–1,303
Impairment losses/allowance	–51		–54	–26	–91	—	—	–14		–47
Disposals/repayments/deductions	—		63	35	19	—	—	—		—
Reclassifications	—		—	—	—	—	—	26	3)	—
Translation difference	56		2	4	4	—	—	45		18

Closing balance	–1,372		–1,377	–248	–261	—	—	–1,275		–1,332

Net carrying value	386		2,199	1,290	1,400	825	816	3,139		3,301

1)	This amount includes asset ceiling. For further information, see Note C17, “Post-employment benefits”.
2)	Reclassification to Equity in associated companies.
3)	Reclassification to Short-term investments.

C13    INVENTORIES

Inventories

	2012	2011
Raw materials, components, consumables and manufacturing work in progress	7,351	8,772
Finished products and goods for resale	10,981	13,525
Contract work in progress	10,470	10,773

Inventories, net	28,802	33,070

Contract work in progress includes amounts related to delivery-type contracts and service contracts with ongoing work in progress.

Reported amounts are net of obsolescence allowances of SEK 3,473 (3,343) million.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Movements in obsolescence allowances

	2012	2011	2010
Opening balance	3,343	3,090	2,961
Additions, net	1,403	918	250
Utilization	–1,140	–683	–165
Translation difference	–133	18	–46
Balances regarding acquired/divested businesses	—	—	90

Closing balance	3,473	3,343	3,090

The amount of inventories recognized as expense and included in Cost of sales was SEK 56,842 (60,544) million.

C14    TRADE RECEIVABLES AND CUSTOMER FINANCE

Trade receivables and customer finance

	2012	2011
Trade receivables excluding associated companies and joint ventures	64,015	64,740
Allowances for impairment	–655	–567

Trade receivables, net	63,360	64,173
Trade receivables related to associated companies and joint ventures	300	349

Trade receivables, total	63,660	64,522

Customer finance credits	5,731	4,671
Allowances for impairment	–422	–426

Customer finance credits, net	5,309	4,245

Of which current	4,019	2,845
Credit commitments for customer finance	5,933	8,569

Days sales outstanding (DSO) were 86 (91) in December 2012.

Movements in allowances for impairment

	Trade receivables			Customer finance
	2012	2011	2010	2012	2011	2010
Opening balance	567	766	924	426	321	772
Additions	229	198	282	101	162	25
Utilized	–116	–266	–285	–9	–31	–87
Reversal of excess amounts	–30	–43	–169	–112	–27	–359
Reclassification	21	–69	33	—	—	—
Translation difference	–16	–19	–19	16	1	–30

Closing balance	655	567	766	422	426	321

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Aging analysis as per December 31

	Total	Of which neither impaired nor past due	Of which impaired, not past due	Of which past due in the following time intervals:		Of which past due and impaired in the following time intervals:
				less than 90 days	90 days or more	less than 90 days	90 days or more
2012
Trade receivables excluding associated companies and joint ventures	64,015	57,526	25	2,459	1,431	779	1,795
Allowances for impairment	–655	—	–15	—	—	–70	–570
Customer finance credits	5,731	4,549	845	21	15	70	231
Allowances for impairment	–422	—	–146	—	—	–45	–231

2011
Trade receivables excluding associated companies and joint ventures	64,740	56,480	184	4,126	1,072	850	2,028
Allowances for impairment	–567	—	–16	—	—	–50	–501
Customer finance credits	4,671	3,369	763	238	45	41	215
Allowances for impairment	–426	—	–176	—	—	–35	–215

Credit risk

Credit risk is divided into three categories: credit risk in trade receivables, customer finance risk and financial credit risk, see Note C20, “Financial risk management and financial instruments”.

Credit risk in trade receivables

Credit risk in trade receivables is governed by a policy applicable for all legal entities in the Company. The purpose of the policy is to:

•	Avoid credit losses through establishing internal standard credit approval routines in all the Company’s legal entities

•	Ensure monitoring and risk mitigation of defaulting accounts, i.e. events of non-payment and/or delayed payments from customers

•	Ensure efficient credit management within the Company and thereby improve Days sales outstanding and Cash flow

•	Ensure payment terms are commercially justifiable

•	Define escalation path and approval process for payment terms and customer credit limits.

The credit worthiness of all customers is regularly assessed and a credit limit is set. Through credit management system functionality, credit checks are performed every time a sales order or an invoice is generated in the source system. This is based on the credit risk set on the customer. Credit blocks appear if the credit limit set on customer is exceeded or if past due receivables are higher than permitted levels. Release of a credit block requires authorization.

Letters of credits are used as a method for securing payments from customers operating in emerging markets, in particular in markets with unstable political and/or economic environment. By having banks confirming the letters of credit, the political and commercial credit risk exposures to the Company are mitigated.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Trade receivables amounted to SEK 64,015 (64,740) million as of December 31, 2012. Provisions for expected losses are regularly assessed and amounted to SEK 655 (567) million as of December 31, 2012. The Company’s nominal credit losses have, however, historically been low. The amounts of trade receivables closely follow the distribution of the Company’s sales and do not include any major concentrations of credit risk by customer or by geography. The five largest customers represented 27% (30%) of the total trade receivables in 2012.

Customer finance credit risk

All major commitments to finance customers are made only after the approval by the Finance Committee of the Board of Directors according to the established credit approval process.

Prior to the approval of new facilities reported as customer finance, an internal credit risk assessment is conducted in order to assess the credit rating of each transaction (for political and commercial risk). The credit risk analysis is made by using an assessment tool, where the political risk rating is identical to the rating used by all Export credit agencies within the OECD. The commercial risk is assessed by analyzing a large number of parameters, which may affect the level of the future commercial credit risk exposure. The output from the assessment tool for the credit rating also include an internal pricing of the risk. This is expressed as a risk margin per annum over funding cost. The reference pricing for political and commercial risk, on which the tool is based, is reviewed using information from Export credit agencies and prevailing pricing in the bank loan market for structured financed deals. The objective is that the internally set risk margin shall reflect the assessed risk and that the pricing is as close as possible to the current market pricing. A reassessment of the credit rating for each customer finance facility is made on a regular basis.

Risk provisions related to customer finance risk exposures are only made upon events which occur after the financing arrangement has become effective and which are expected to have a significant adverse impact on the borrower’s ability and/or willingness to service the outstanding debt. These events can be political (normally outside the control of the borrower) or commercial, e.g. a borrower’s deteriorated creditworthiness.

As of December 31, 2012, the Company’s total outstanding exposure related to customer finance was SEK 5,731 (4,671) million. As of December 31, 2012, the Company also had unutilized customer finance commitments of SEK 5,933 (8,569) million. Customer finance is arranged for infrastructure projects in different geographic markets and for a large number of customers. As of December 31, 2012, there were a total of 78 (80) customer finance arrangements originated by or guaranteed by the Company. The five largest facilities represented 57% (41%) of the total credit exposure in 2012.

Total outstanding customer finance exposure per region as of December 31

Percent	2012	2011
North America	26	1
Latin America	4	4
Northern Europe & Central Asia	8	8
Western & Central Europe	1	1
Mediterranean	9	11
Middle East	17	24
Sub-Saharan Africa	19	29
India	9	14
North East Asia	7	7
South East Asia and Oceania	—	1
Other	—	—

Total	100	100

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

The effect of risk provisions and reversals for customer finance affecting the income statement amounted to a net negative impact of SEK 33 million in 2012 compared to a negative impact of SEK 114 million in 2011. Credit losses amounted to SEK 16 (62) million in 2012.

Security arrangements for customer finance facilities normally include pledges of equipment, pledges of certain assets belonging to the borrower and pledges of shares in the operating company. Restructuring efforts for cases of troubled debt may lead to temporary holdings of equity interests. If available, third-party risk coverage is as a rule arranged. “Third-party risk coverage” means that a financial payment guarantee covering the credit risk has been issued by a bank, an export credit agency or other financial institution. A credit risk transfer under a sub participation arrangement with a bank can also be arranged. In this case the entire credit risk and the funding is taken care of by the bank for the part that they cover. A credit risk cover from a third party may also be issued by an insurance company. During 2012, the Company did not take possession of any collateral it holds as security or called on any other credit enhancement.

Information about guarantees related to customer finance is included in Note C24, “Contingent liabilities”, and information about leasing is included in Note C27, “Leasing”.

The table below summarizes the Company’s outstanding customer finance as of December 31, 2012 and 2011.

Outstanding customer finance

	2012	2011
Total customer finance	5,731	4,671
Accrued interest	96	68
Less third-party risk coverage	–187	–480

Ericsson’s risk exposure	5,640	4,259

Transfers of financial assets

In previous years, the Company disclosed information in this note about assets transferred where the Company continues to recognize a part of such assets. As required by IFRS, as from fiscal year 2012 this information is disclosed in a separate note, see Note C32, “Transfers of financial assets”.

C15    OTHER CURRENT RECEIVABLES

Other current receivables

	2012	2011
Prepaid expenses	2,623	2,056
Accrued revenues	2,305	2,486
Advance payments to suppliers	1,060	1,697
Derivatives with a positive value1)	3,068	2,003
Taxes	7,727	5,633
Other	3,282	3,962

Total	20,065	17,837

1)	See also Note C20, “Financial risk management and financial instruments”.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C16    EQUITY AND OTHER COMPREHENSIVE INCOME

Capital stock 2012

Capital stock at December 31, 2012, consisted of the following:

Capital stock

Parent Company	Number of shares	Capital stock (SEK million)
Class A shares	261,755,983	1,309
Class B shares	3,043,295,752	15,217

Total	3,305,051,735	16,526

The capital stock of the Parent Company is divided into two classes: Class A shares (quota value SEK 5.00) and Class B shares (quota value SEK 5.00). Both classes have the same rights of participation in the net assets and earnings. Class A shares, however, are entitled to one vote per share while Class B shares are entitled to one tenth of one vote per share.

At December 31, 2012, the total number of treasury shares was 84,798,095 (62,846,503 in 2011 and 73,088,516 in 2010) Class B shares. Ericsson repurchased 31.7 million shares in 2012 in relation to the Long-Term Variable Remuneration Program.

Reconciliation of number of shares

	Number of shares	Capital stock (SEK million)
Number of shares Jan 1, 2012	3,273,351,735	16,367
Number of shares Dec 31, 2012	3,305,051,735	16,526

For further information about number of shares, see chapter Share Information.

Dividend proposal

The Board of Directors will propose to the Annual General Meeting 2013 a dividend of SEK 2.75 per share (SEK 2.50 in 2012 and SEK 2.25 in 2011).

Additional paid in capital

Relates to payments made by owners and includes share premiums paid.

Retained earnings

Retained earnings, including net income for the year, comprise the earned profits of the Parent Company and its share of net income in subsidiaries, joint ventures and associated companies. Retained earnings also include:

Remeasurements related to post-employment benefits

Actuarial gains and losses resulting from experience-based events and changes in actuarial assumptions, fluctuations of the effect of the asset ceiling, and adjustments related to the Swedish special payroll taxes.

Revaluation of other investments in shares and participations

The fair value reserve comprises the cumulative net change in the fair value of available-for-sale financial assets.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Cash flow hedges

The cash flow hedge reserve comprises the effective portion of the cumulative net change in the fair value of cash-flow-hedging instruments related to hedged transactions that have not yet occurred.

Cumulative translation adjustments

The cumulative translation adjustments comprises all foreign currency differences arising from the translation of the financial statements of foreign operations and changes regarding revaluation of excess value in local currency as well as from the translation of liabilities that hedge the Company’s net investment in foreign subsidiaries.

Equity and Other comprehensive income 2012

2012	Capital stock	Additional paid in capital	Retained earnings		Stock- holders’ equity		Non- controlling interest (NCI)	Total equity
January 1, 2012	16,367	24,731	102,007		143,105		2,165	145,270
Net income
Group	—	—	17,411		17,411		163	17,574
Joint ventures and associated companies	—	—	–11,636		–11,636		—	–11,636

Other comprehensive income
Remeasurements related to post-employment benefits
Group	—	—	–451		–451		—	–451
Joint ventures and associated companies	—	—	50		50		—	50
Revaluation of other investments in shares and participations
Group	—	—	6		6		—	6
Cash flow hedges
Gains/losses arising during the year
Group	—	—	1,668		1,668		—	1,668
Joint ventures and associated companies	—	—	–25		–25		—	–25
Reclassification adjustments for gains/losses included in profit or loss	—	—	–568	1)	–568		—	–568
Adjustments for amounts transferred to initial carrying amount of hedged items	—	—	92		92		—	92
Changes in cumulative translation adjustments
Group	—	—	–3,898	2)	–3,898		–49	–3,947
Joint ventures and associated companies	—	—	–511		–511		—	–511
Tax on items relating to components of OCI3)	—	—	–422		–422		—	–422

Total other comprehensive income	—	—	–4,059		–4,059		–49	–4,108

Total comprehensive income	—	—	1,716		1,716		114	1,830

Transactions with owners
Stock issue	159	—	—		159		—	159
Sale/Repurchase of own shares	—	—	–93		–93		—	–93
Stock Purchase Plans
Group	—	—	405		405		—	405
Joint ventures and associated companies	—	—	—		–		—	—
Dividends paid	—	—	–8,033		–8,033	4)	–599	–8,632
Transactions with non-controlling interest	—	—	–376		–376		–80	–456

December 31, 2012	16,526	24,731	95,626		136,883		1,600	138,483

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

1)	SEK –172 million is recognized in Net Sales, SEK –232 million is recognized in Cost of Sales, SEK 67 million is recognized in R&D expenses and SEK –231 million is recognized in Other operating income and expenses.
2)	Changes in cumulative translation adjustments include changes regarding revaluation of goodwill in local currency of SEK –1,400 million (SEK 46 million in 2011, SEK –1,480 million in 2010), gain/loss from hedging activities of foreign entities, SEK 0 million (SEK 9 million in 2011, SEK 385 in 2010), and realized gain/losses net from sold/liquidated companies SEK –461 million (SEK 192 million in 2011, SEK 140 million in 2010).
3)	For further disclosures, see Note C8, “Taxes”.
4)	Dividends paid per share amounted to SEK 2.50 (SEK 2.25 in 2011 and SEK 2.00 in 2010).

Equity and Other comprehensive income 2011

2011	Capital stock	Additional paid in capital	Retained earnings	Stock- holders’ equity	Non- controlling interest (NCI)	Total equity
January 1, 2011	16,367	24,731	104,008	145,106	1,679	146,785
Net income
Group	—	—	15,727	15,727	375	16,102
Joint ventures and associated companies	—	—	–3,533	–3,533	—	–3,533

Other comprehensive income
Remeasurements related to post-employment benefits
Group	—	—	–6,963	–6,963	—	–6,963
Joint ventures and associated companies	—	—	–212	–212	—	–212
Cash flow hedges
Gains/losses arising during the year
Group	—	—	996	996	—	996
Joint ventures and associated companies	—	—	11	11	—	11
Reclassification adjustments for gains/losses included in profit or loss	—	—	–2,028	–2,028	—	–2,028
Changes in cumulative translation adjustments
Group	—	—	–1,014	–1,014	50	–964
Joint ventures and associated companies	—	—	–61	–61	—	–61
Tax on items relating to components of OCI3)	—	—	2,158	2,158	—	2,158

Total other comprehensive income	—	—	–7,113	–7,113	50	–7,063

Total comprehensive income	—	—	5,081	5,081	425	5,506

Transactions with owners
Sale of own shares	—	—	92	92	—	92
Stock Purchase Plans
Group	—	—	413	413	—	413
Joint ventures and associated companies	—	—	—	—	—	—
Dividends paid	—	—	–7,207	–7,207	–248	–7,455
Transactions with non-controlling interest	—	—	–380	–380	309	–71

December 31, 2011	16,367	24,731	102,007	143,105	2,165	145,270

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Equity and Other comprehensive income 2010

2010	Capital stock	Additional paid in capital	Retained earnings	Stock- holders’ equity	Non- controlling interest (NCI)	Total equity
January 1, 2010	16,367	24,731	98,772	139,870	1,157	141,027
Net income
Group	—	—	12,503	12,503	89	12,592
Joint ventures and associated companies	—	—	–1,357	–1,357	—	–1,357

Other comprehensive income
Remeasurements related to post-employment benefits
Group	—	—	3,892	3,892	—	3,892
Joint ventures and associated companies	—	—	–27	–27	—	–27
Revaluation of other investments in shares and participations
Fair value remeasurement
Group	—	—	7	7	—	7
Joint ventures and associated companies	—	—	—	—	—	—
Cash flow hedges
Gains/losses arising during the year
Group	—	—	966	966	—	966
Joint ventures and associated companies	—	—	31	31	—	31
Reclassification adjustments for gains/losses included in profit or loss	—	—	–238	–238	—	–238
Adjustments for amounts transferred to initial carrying amount of hedged items	—	—	–136	–136	—	–136
Changes in cumulative translation adjustments
Group	—	—	–3,269	–3,269	10	–3,259
Joint ventures and associated companies	—	—	–438	–438	—	–438
Tax on items relating to components of OCI	—	—	–1,120	–1,120	—	–1,120

Total other comprehensive income	—	—	–332	–332	10	–322

Total comprehensive income	—	—	10,814	10,814	99	10,913

Transactions with owners
Sale of own shares	—	—	52	52	—	52
Stock Purchase Plans
Group	—	—	762	762	—	762
Joint ventures and associated companies	—	—	—	—	—	—
Dividends paid	—	—	–6,391	–6,391	–286	–6,677
Transactions with non-controlling interest	—	—	—	—	708	708

December 31, 2010	16,367	24,731	104,008	145,106	1,679	146,785

C17    POST-EMPLOYMENT BENEFITS

Ericsson sponsors a number of post-employment benefit plans throughout the Company, which are in line with market practice in each country. The year 2012 was characterized by the overall decrease in discount rates and a positive development of plan assets. Consequently, the Company experienced a decrease in the net pension liability. The acquisition of Telcordia resulted in an overfunded provision for post-employment benefits.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Amount recognized in the Consolidated balance sheet

Amount recognized in the Consolidated balance sheet

	Sweden	EU	US	Other	Total
2012
Defined benefit obligation (DBO)1)	21,432	10,935	16,472	3,119	51,958
Fair value of plan assets2)	15,375	10,275	16,263	2,729	44,642

Deficit/Surplus (+/–)	6,057	660	209	390	7,316
Unrecognized past service costs	—	–3	—	–25	–28

Closing balance	6,057	657	209	365	7,288

Plans with net surplus excluding asset ceiling3)	—	1,028	738	449	2,215

Provision for post-employment benefits4)	6,057	1,685	947	814	9,503

2011
Defined benefit obligation (DBO)1)	20,643	9,994	3,133	2,605	36,375
Fair value of plan assets2)	13,490	9,415	2,337	2,777	28,019

Deficit/Surplus (+/–)	7,153	579	796	–172	8,356
Unrecognized past service costs	—	—	—	–47	–47

Closing balance	7,153	579	796	–219	8,309

Plans with net surplus excluding asset ceiling3)	—	953	—	754	1,707

Provision for post-employment benefits4)	7,153	1,532	796	535	10,016

1)	For details on DBO, please refer to section “Change in the defined benefit obligation, DBO” of this note.
2)	For details on plan assets, please refer to section “Change in the plan assets” of this note.
3)	Plans with a net surplus, i.e. where plan assets exceed DBO, are reported as Other financial assets, non-current, see Note C12, “Financial assets”. Asset ceiling amounted to SEK 217 (483) million.
4)	Plans with net liabilities are reported in the balance sheet as Post-employment benefits, non-current.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Total pension expenses recognized in the income statement

The expenses for post-employment benefits within Ericsson are distributed between defined contribution plans and defined benefit plans, with a trend toward defined contribution plans.

Pension costs for defined contribution plans and defined benefit plans

	Sweden	EU	US	Other	Total
2012
Pension cost for defined contribution plans	977	520	404	181	2,082
Pension cost for defined benefit plans1)	936	56	–454	142	680

Total	1,913	576	–50	323	2,762

Total pension cost expressed as a percentage of wages and salaries					5.7%

2011
Pension cost for defined contribution plans	2,039	458	360	185	3,042
Pension cost for defined benefit plans1)	621	38	42	146	847

Total	2,660	496	402	331	3,889

Total pension cost expressed as a percentage of wages and salaries					8.9%

2010
Pension cost for defined contribution plans	1,037	528	244	192	2,001
Pension cost for defined benefit plans1)	762	312	30	–14	1,090

Total	1,799	840	274	178	3,091

Total pension cost expressed as a percentage of wages and salaries					7.1%

1)	See cost details in table below.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Cost details for defined benefit plans recognized in the income statement

	Sweden	EU	US	Other	Total
2012
Current service cost	777	169	140	194	1,280
Interest cost	717	475	752	176	2,120
Expected return on plan assets	–579	–483	–1,060	–235	–2,357
Past service cost	—	13	–1	8	20
Curtailments, settlements and other	21	–118	–285	–1	–383

Total	936	56	–454	142	680

2011
Current service cost	547	227	26	157	957
Interest cost	714	461	151	169	1,495
Expected return on plan assets	–558	–474	–135	–243	–1,410
Past service cost	6	10	—	9	25
Curtailments, settlements and other	–88	–186	—	54	–220

Total	621	38	42	146	847

2010
Current service cost	631	290	32	140	1,093
Interest cost	643	496	159	172	1,470
Expected return on plan assets	–511	–463	–130	–253	–1,357
Past service cost	—	33	—	9	42
Curtailments, settlements and other	–1	–44	–31	–82	–158

Total	762	312	30	–14	1,090

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

The following sections focus on the defined benefit plans.

Change in the Defined Benefit Obligation (DBO)

The DBO is the gross pension liability.

Change in the defined benefit obligation

	Sweden	EU	US	Other	Total
2012
Opening balance	20,643	9,994	3,133	2,605	36,375
Current service cost	777	169	140	194	1,280
Interest cost	717	475	752	176	2,120
Employee contributions	—	15	—	7	22
Pension payments	–282	–195	–871	–130	–1,478
Actuarial gain/loss (–/+)	–436	634	1,875	394	2,467
Settlements	–22	129	–55	–2	50
Curtailments	—	–31	—	—	–31
Business combinations1)	—	13	12,565	—	12,578
Other	35	–3	–263	159	–72
Translation difference	—	–265	–804	–284	–1,353

Closing balance	21,432	10,935	16,472	3,119	51,958

Of which medical benefit schemes	—	—	423	—	423

2011
Opening balance	14,980	8,600	2,693	2,437	28,710
Current service cost	547	227	26	157	957
Interest cost	714	461	151	169	1,495
Employee contributions	—	15	—	1	16
Pension payments	–220	–228	–149	–144	–741
Actuarial gain/loss (–/+)	4,705	1,030	329	120	6,184
Settlements	—	—	—	—	—
Curtailments	–88	–183	—	—	–271
Business combinations	—	2	—	—	2
Other	5	1	22	15	43
Translation difference	—	69	61	–150	–20

Closing balance	20,643	9,994	3,133	2,605	36,375

Of which medical benefit schemes	—	—	658	—	658

1)	Business combinations in 2012 are related to the acquisition of Telcordia.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Funded Status

The funded ratio, defined as total plan assets in relation to the total DBO, was 85.9% in 2012, compared to 77.0% in 2011.

The following table summarizes the value of the DBO per geographical area based on whether there are plan assets wholly or partially funding each pension plan.

Value of the defined benefit obligation

	Sweden	EU	US	Other	Total
2012
DBO, closing balance	21,432	10,935	16,472	3,119	51,958
Of which partially or fully funded	20,916	9,623	15,895	2,441	48,875
Of which unfunded	516	1,312	577	678	3,083
2011
DBO, closing balance	20,643	9,994	3,133	2,605	36,375
Of which partially or fully funded	20,118	8,847	2,447	2,118	33,530
Of which unfunded	525	1,147	686	487	2,845

Change in the plan assets

A majority of pension plans have assets managed by local Pension Trust funds, whose sole purpose is to secure the future pension payments to the employees.

Change in the plan assets

	Sweden	EU	US	Other	Total
2012
Opening balance	13,490	9,415	2,337	2,777	28,019
Expected return on plan assets	579	483	1,060	235	2,357
Actuarial gain/loss (+/–)	377	219	994	44	1,634
Employer contributions	1,183	332	115	121	1,751
Employee contributions	—	15	—	7	22
Pension payments	–247	–153	–817	–94	–1,311
Settlements	–17	220	–47	—	156
Business combinations1)	—	—	13,417	—	13,417
Other	10	–23	–7	–22	–42
Translation difference	—	–233	–789	–339	–1,361

Closing balance	15,375	10,275	16,263	2,729	44,642

2011
Opening balance	12,389	8,205	2,048	2,793	25,435
Expected return on plan assets	558	474	135	243	1,410
Actuarial gain/loss (+/–)	–358	437	155	–84	150
Employer contributions	1,086	397	54	125	1,662
Employee contributions	—	15	—	1	16
Pension payments	–185	–187	–98	–102	–572
Other	—	–15	—	–4	–19
Translation difference	—	89	43	–195	–63

Closing balance	13,490	9,415	2,337	2,777	28,019

1)	Business combinations in 2012 are related to the acquisition of Telcordia.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Refunds from or reductions in future contributions to plan assets are recognized if they are available and firmly decided.

Actual return on plan assets

	Sweden	EU	US	Other	Total
2012	956	702	2,054	279	3,991
2011	200	911	289	160	1,560

Asset Allocation

	Sweden	EU	US	Other	Total
2012
Equities	4,867	3,168	5,103	319	13,457
Interest-bearing securities	9,665	5,900	10,042	1,727	27,334
Other	843	1,207	1,118	683	3,851

Total	15,375	10,275	16,263	2,729	44,642

Of which Ericsson securities	—	—	—	—	—

2011
Equities	4,503	3,014	1,062	356	8,935
Interest-bearing securities	8,239	5,265	1,210	1,846	16,560
Other	748	1,136	65	575	2,524

Total	13,490	9,415	2,337	2,777	28,019

Of which Ericsson securities	—	—	—	—	—

Equity instruments amount to 30% (32%) of the total assets, interest bearing instruments amount to 61% (59%) of the total assets, and other instruments amount to 9% (9%) of the total assets.

The contributions to the defined benefit plans for the upcoming year will be based on the development of the financial markets as well as on the growth of the pension liability, and how these developments affect the target funding ratio of the Company.

Actuarial gains and losses reported directly in Other comprehensive income

Since January 1, 2006, the Company applies immediate recognition of actuarial gains and losses directly in the statement of Other comprehensive income. Actuarial gains and losses may arise from either a change in actuarial assumptions or in deviations between estimated and actual outcome.

Multi-year summary

	2012	2011	2010	2009	2008
Plan assets	44,642	28,019	25,435	23,206	19,037
DBO	51,958	36,375	28,710	30,717	28,010

Deficit/Surplus (–/+)	–7,316	–8,356	–3,275	–7,511	–8,973
Actuarial gains and losses (–/+)
Experience-based adjustments of pension obligations	–362	–463	177	310	57
Experience-based adjustments of plan assets	–1,634	–150	–653	–1,191	2,952

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Actuarial gains and losses reported directly in Other comprehensive income

	2012	2011
Cumulative gain/loss (–/+) at beginning of year	7,911	1,849
Recognized gain/loss (–/+) during the year	833	6,034
Translation difference	–48	28

Cumulative gain/loss (–/+) at end of year	8,696	7,911

Total remeasurements in Other comprehensive income related to post-employment benefits

	2012	2011
Actuarial gains and losses (+/–)	–833	–6,034
The effect of asset ceiling	266	208
Swedish special payroll taxes	116	–1,137
Total	–451	–6,963

Actuarial gains and losses for joint ventures and associated companies	50	–212

Actuarial assumptions

Financial and demographic actuarial assumptions

	Sweden	EU1)	US1)	Other1)
2012
Discount rate	3.50%	4.55%	4.00%	7.24%
Expected return on plan assets for the year	4.33%	5.11%	7.00%	9.06%
Future salary increases	3.25%	3.63%	4.50%	5.57%
Inflation	2.00%	2.20%	2.50%	1.35%
Health care cost inflation, current year	n/a	n/a	9.00%	n/a
Life expectancy after age 65 in years, males	22	22	19	19
Life expectancy after age 65 in years, females	24	24	21	22
2011
Discount rate	3.50%	4.90%	5.23%	8.18%
Expected return on plan assets for the year	4.55%	5.73%	7.00%	9.27%
Future salary increases	3.25%	3.71%	4.50%	6.07%
Inflation	2.00%	2.74%	2.50%	3.43%
Health care cost inflation, current year	n/a	n/a	9.00%	n/a
Life expectancy after age 65 in years, males	22	22	19	19
Life expectancy after age 65 in years, females	24	24	21	22

1)	Weighted average for disclosure purposes only. Land specific assumptions were used for each actuarial calculation.

•	Actuarial assumptions are assessed on a quarterly basis.

•

The discount rate for each country is determined by reference to market yields on high-quality corporate bonds. In countries where there is no deep market in such bonds, the market yields on government bonds are used.

•

The overall expected long-term return on plan assets is a weighted average of each asset category’s expected rate of return. The expected return on interest-bearing investments is set in line with each country’s market yield. Expected return on equities is derived from each country’s risk free rate with the addition of a risk premium.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

•	Salary increases are partially affected by fluctuations in inflation rate.

•

The net periodic pension cost and the present value of the DBO for current and former employees are calculated using the Projected Unit Credit (PUC) actuarial cost method, where the objective is to spread the cost of each employee’s benefits over the period that the employee works for the Company.

Sensitivity analysis for medical benefit schemes

A one percent change in the assumed trend rate of medical cost would have the following effect (in SEK million):

Sensitivity analysis for medical benefit schemes

	1% increase	1% decrease
Net periodic post-employment medical cost	3	–3
Accumulated post-employment benefit obligation for medical costs	32	–28

Information on issues affecting the net pension liability for the year

Sweden

The defined benefit obligation has been calculated using a discount rate based on yields of covered bonds, which is higher than a discount rate based on yields of government bonds. The Swedish covered bonds are considered high-quality bonds, mainly AAA-rated, as they are secured with assets, and the market for covered bonds is considered deep and liquid, thereby meeting IAS19 requirements.

As before, Ericsson has secured the disability and survivors’ pension part of the ITP Plan through an insurance solution with the insurance company Alecta. Although this part of the plan is classified as a multi-employer defined benefit plan, it is not possible to get sufficient information to apply defined benefit accounting, and therefore, it has been accounted for as a defined contribution plan.

Alecta has a collective funding ratio which is a buffer for its insurance commitments to protect against fluctuations in investment return and insurance risks. Alecta’s target ratio is 140% and reflects the fair value of Alecta’s plan assets as a percentage of plan commitments, then measured in accordance with Alecta’s actuarial assumptions, which are different from those in IAS 19. Alecta’s collective funding ratio was 129% (113%) as of December 31, 2012.

Contingent liabilities include the Company’s mutual responsibility as a credit insured company of PRI Pensionsgaranti in Sweden. This mutual responsibility can only be imposed in case PRI Pensionsgaranti has consumed all of their assets, and it amounts to a maximum of 2% of the company’s pension liability in Sweden.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C18    PROVISIONS

Provisions

	Warranty	Restructuring	Project related	Other	Total
2012
Opening balance	1,888	1,327	718	2,332	6,265
Additions	1,088	1,234	278	4,411	7,011
Reversal of excess amounts	–157	–150	–234	–532	–1,073
Negative effect on Income Statement					5,938
Cash out/utilization	–1,188	–1,170	–376	–741	–3,475
Balances regarding divested/acquired businesses	48	–	10	82	140
Reclassification	1	11	4	–38	–22
Translation differences	–85	–34	–22	–67	–208

Closing balance	1,595	1,218	378	5,447	8,638

2011
Opening balance	2,469	3,230	1,105	2,940	9,744
Additions	1,433	1,806	563	1,005	4,807
Reversal of excess amounts	–440	–407	–164	–908	–1,919
Negative effect on Income Statement					2,888
Cash out/utilization	–1,527	–3,223	–662	–575	–5,987
Balances regarding divested/acquired businesses	21	–	–	2	23
Reclassification	–	–48	–111	–87	–246
Translation differences	–68	–31	–13	–45	–157

Closing balance	1,888	1,327	718	2,332	6,265

Provisions will fluctuate over time depending on business mix, market mix and technology shifts. Risk assessment in the ongoing business is performed monthly to identify the need for new additions and reversals. Management uses its best judgment to estimate provisions based on this assessment. In certain circumstances, provisions are no longer required due to more favorable outcomes than anticipated, which affect the provisions balance as a reversal. In other cases the outcome can be negative, and if so, a charge is recorded in the income statement.

For 2012, new or additional provisions amounting to SEK 7.0 billion were made, and SEK 1.1 billion were reversed. The actual cash outlays for 2012 were SEK 3.5 billion compared with the estimated SEK 3.5 billion. The main part of the total cash out for 2012 is warranty provisions of SEK 1.2 billion and restructuring provisions of SEK 1.2 billion. The expected total cash outlays in 2013 is approximately SEK 7 billion.

Of the total provisions, SEK 211 (280) million are classified as non-current. For more information, see Note C1, “Significant accounting policies” and Note C2, “Critical accounting estimates and judgments”.

Warranty provisions

Warranty provisions are based on historic quality rates for established products as well as estimates regarding quality rates for new products and costs to remedy the various types of faults predicted. Provisions amounting to SEK 1.1 billion were made and due to more favorable outcomes in certain cases reversals of SEK 0.2 billion were made. The actual cash outlays for 2012 were SEK 1.2 billion and in line with the expected SEK 1 billion. The cash outlays of warranty provisions during year 2013 are estimated to approximately SEK 1 billion.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Restructuring provisions

In 2012 SEK 1.2 billion in provision were made and SEK 0.1 billion were reversed due to a more favorable outcome than expected. The cash outlays were SEK 1.2 billion for the full year and in line with the expected SEK 1 billion. SEK 0.6 billion were related to restructuring programs before 2011. The cash outlays for 2013 are estimated to approximately SEK 1 billion.

Project related provisions

Project provisions relate to estimated losses on onerous contracts, including probable contractual penalties. Provisions amounting to SEK 0.3 billion were made and SEK 0.2 billion were reversed due to a more favorable outcome than expected. The cash outlays of project related provisions were SEK 0.4 billion and in line with the estimated SEK 0.5 billion. The cash outlays for 2013 are estimated to approximately SEK 0.4 billion.

Other provisions

Other provisions include provisions for tax issues, litigations, supplier claims, and other. During 2012, new provisions amounting to SEK 4.4 billion were made, of which 3.3 billion was related to ST-Ericsson, for further information, see Note C3, “Segment information”. SEK 0.5 billion were reversed during 2012 due to a more favorable outcome. The cash outlays were SEK 0.7 billion in 2012 compared to the estimate of SEK 1 billion. For 2013, the cash outlays are estimated to approximately SEK 5 billion.

C19    INTEREST-BEARING LIABILITIES

As of December 31, 2012, the Company’s outstanding interest-bearing liabilities were SEK 28.7 (31.0) billion.

Interest-bearing liabilities

	2012	2011
Borrowings, current
Current part of non-current borrowings1)	3,018	4,314
Other current borrowings	1,751	3,451

Total current borrowings	4,769	7,765

Borrowings, non-current
Notes and bond loans	16,519	17,197
Other borrowings, non-current	7,379	6,059
Total non-current interest-bearing liabilities	23,898	23,256

Total interest-bearing liabilities	28,667	31,021

1)	Including notes and bond loans of SEK 2,671 (3,461) million.

All outstanding notes and bond loans are issued by the Parent Company under its Euro Medium-Term Note (EMTN) program or under its SEC Registered program. Bonds issued at a fixed interest rate are normally swapped to a floating interest rate using interest rate swaps leaving a maximum of 50% of outstanding loans at fixed interest rates. It resulted in a weighted average interest rate of 4.69% (4.21%). These bonds are revalued based on changes in benchmark interest rates according to the fair value hedge methodology stipulated in IAS 39.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

In May 2012 the Company placed a US dollar denominated 1 billion 10-year bond with a fixed coupon rate of 4.125%. The offer was made pursuant to the Company’s shelf registration statement filed with the SEC in April 2012, and a prospectus supplement thereto. This was the Company´s debut issue on the US bond market.

In June 2012 the Company repurchased notes with a nominal value of EUR 286.79 million from the EUR 600 million 5% Notes due 2013 and notes with a nominal value of EUR 154.52 million from the EUR 375 million Floating Rate Notes due 2014 pursuant to a tender offer process.

In July 2012 the Company signed a loan of EUR 150 million with the Nordic Investment Bank (NIB). The loan is divided into two equal tranches with respective seven- and nine-year maturity and was disbursed in December 2012. The loan supports the Company’s R&D activities to develop the next generation radio and IP technology supporting Mobile Broadband build-out globally.

In October 2012 the Company signed a loan agreement with the European Investment Bank (EIB). The loan amount is EUR 500 million (or the equivalent in USD), and the Company has an option for disbursement until April 2014. This loan facility currently remains undrawn. The loan will mature seven years after disbursement. The loan supports the Company’s R&D activities to further develop the next generation radio and IP technology that supports mobile broadband build-out globally.

Notes, bonds and bilateral loans

Issued–maturing	Nominal amount	Coupon	Currency	Book value (SEK m.)		Maturity date		Unrealized hedge gain/loss (included in book value)
Notes and bond loans
2007-2014	220	0.484%	EUR	1,891		Jun 27, 2014	1)
2007-2017	500	5.375%	EUR	5,117	2)	Jun 27, 2017		–799
2009-2013	313	5.000%	EUR	2,671	2)	Jun 24, 2013		–30
2009-20163)	300		USD	1,952		Jun 23, 2016
2010-20204)	170		USD	1,106		Dec 23, 2020
2012-2022	1,000	4.125%	USD	6,453		May 15, 2022

Total notes and bond loans				19,190				–829

Bilateral loans
2008-20155)	4,000		SEK	4,000		Jul 15, 2015
2012-20196)	98		USD	636		Sep 30, 2019
2012-20217)	98		USD	637		Sep 30, 2021

Total bilateral loans				5,273

1)	Next contractual repricing date March 27, 2013 (quarterly).
2)	Interest rate swaps are designated as fair value hedges.
3)	Private Placement, Swedish Export Credits Guarantee Board (EKN) / Swedish Export Credit Corporation (SEK).
4)	Private Placement, Swedish Export Credit Corporation (SEK).
5)	European Investment Bank (EIB), R&D project financing.
6)	Nordic Investment Bank (NIB), R&D project financing.
7)	Nordic Investment Bank (NIB), R&D project financing.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C20    FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The Company’s financial risk management is governed by a policy approved by the Board of Directors. The Finance Committee of the Board of Directors is responsible for overseeing the capital structure and financial management of the Company and approving certain matters (such as investments, customer finance commitments, guarantees and borrowing) and is continuously monitoring the exposure to financial risks.

The Company defines its managed capital as the total Company equity. For the Company, a robust financial position with a strong equity ratio, investment grade rating, low leverage and ample liquidity is deemed important. This provides financial flexibility and independence to operate and manage variations in working capital needs as well as to capitalize on business opportunities.

The Company’s overall capital structure should support the financial targets: to grow faster than the market, deliver best-in-class margins and generate a healthy cash flow. The capital structure is managed by balancing equity, debt financing and liquidity in such a way that the Company secure funding of operations at a reasonable cost of capital. Regular borrowings are complemented with committed credit facilities to give additional flexibility to manage unforeseen funding needs. The Company strive to finance growth, normal capital expenditures and dividends to shareholders by generating sufficient positive cash flows from operating activities.

The Company’s capital objectives are:

•	An equity ratio above 40%

•	A cash conversion rate above 70%

•	To maintain a positive net cash position

•	To maintain a solid investment grade rating by Moody’s and Standard & Poor’s.

Capital objectives related information, SEK billion

	2012	2011
Capital	138	145
Equity ratio	50%	52%
Cash conversion rate	116%	40%
Positive net cash	38.5	39.5

The Company has a treasury function with the principal role to ensure that appropriate financing is in place through loans and committed credit facilities, to actively manage the Company’s liquidity as well as financial assets and liabilities, and to manage and control financial risk exposures in a manner consistent with underlying business risks and financial policies. Hedging activities, cash management and insurance management are largely centralized to the treasury function in Stockholm.

The Company also has a customer finance function with the main objective to find suitable third-party financing solutions for customers and to minimize recourse to the Company. To the extent customer loans are not provided directly by banks, the Parent Company provides or guarantees vendor credits. The customer finance function monitors the exposure from outstanding vendor credits and credit commitments. The Company classifies financial risks as:

•	Foreign exchange risk

•	Interest rate risk

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

•	Credit risk

•	Liquidity and refinancing risk

•	Market price risk in own and other equity instruments.

The Board of Directors has established risk limits for defined exposures to foreign exchange and interest rate risks as well as to political risks in certain countries.

For further information about accounting policies, see Note C1, “Significant accounting policies”.

Foreign exchange risk

The Company is a global company with sales mainly outside Sweden. Revenues and costs are to a large extent in currencies other than SEK and therefore the financial results of the Company are impacted by currency fluctuations.

The Company reports the financial accounts in SEK and movements in exchange rates between currencies will affect:

•	Specific line items such as Net sales and Operating income

•	The comparability of our results between periods

•	The carrying value of assets and liabilities

•	Reported cash flows.

Net sales and Operating income are affected by changes in foreign exchange rates from two different kinds of exposures, translation exposure and transaction exposure. In the Operating income we are primarily exposed to transaction exposure which is partially addressed by hedging.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Currency exposure, SEK billion

Exposure currency	Translation exposure	Transaction exposure	Net exposure	Net exposure, percent of total
Net sales
SEK	43.2	–40.5	2.7	1%
USD	57.2	38.9	96.1	42%
EUR	29.7	11.4	41.1	18%
CNY	12.1	–0.2	11.9	5%
JPY	17.5	0.5	18.0	8%
INR	6.1	0.0	6.1	3%
BRL	7.0	–0.3	6.7	3%
GBP	6.3	–1.3	5.0	2%
Other	48.5	–8.5	40.0	18%

Pre-hedge total			227.6	100%
Hedge			0.2

Total Net sales			227.8

Net cost
SEK	–43.4	–29.9	–73.3	33%
USD	–57.9	–12.6	–70.5	32%
EUR	–27.4	–4.7	–32.1	15%
CNY	–11.5	0.7	–10.8	5%
JPY	–16.1	11.5	–4.6	2%
INR	–5.1	2.4	–2.7	1%
BRL	–6.5	0.7	–5.8	3%
GBP	–5.9	0.3	–5.6	3%
Other	–43.9	31.6	–12.3	6%

Pre-hedge total			–217.7	100%
Hedge			0.4

Total Net cost			–217.3

Operating income			10.5

Translation exposure

Translation exposure relates to Sales and Cost of sales in foreign entities when translated into SEK upon consolidation. These exposures can not be addressed by hedging, but as the Income Statement is translated using average rate (average rate gives a good approximation), the impact of volatility in foreign currency rates is reduced.

Transaction exposure

Transaction exposure relates to Sales and Cost of sales in non-reporting currencies in individual group companies. Foreign exchange risk is as far as possible concentrated to Swedish group companies, primarily Ericsson AB. Sales to foreign subsidiaries are normally denominated in the functional currency of the customers and are normally denominated in USD or other foreign currency. In order to limit the exposure toward exchange rate fluctuations on future revenues and costs, committed and forecasted future sales and purchases in major currencies are hedged with 7% of 12-month forecast monthly. This corresponds to approximately 5–6 months of an average forecast.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

According to Company policy, transaction exposure in subsidiaries’ balance sheets (i.e. trade receivables and payables and customer finance receivables) should be fully hedged, except for non-tradable currencies.

Foreign exchange exposures in balance sheet items are hedged through offsetting balances or derivatives.

As of December 31, 2012, outstanding foreign exchange derivatives hedging transaction exposures had a net market value of SEK 1.1 (–0.5) billion. The market value is partly deferred in the hedge reserve in other comprehensive income to offset the gains/losses on hedged future sales in foreign currency.

Cash flow hedges

The purpose of hedging forecasted revenues and costs is to reduce volatility in the income statement. Hedging is done by selling or buying foreign currencies against the functional currency of the hedging entity using foreign exchange forwards.

Hedging is done based on a rolling 12-month exposure forecast. The Company uses a layered hedging approach, where the closest quarters are hedged to a higher degree than later quarters. Each consecutive quarter is hereby hedged on several occasions and is covered by an aggregate of hedging contracts initiated at various points in time, which supports the objective of reducing volatility in the income statement from changes in foreign exchange rates.

Translation exposure in net assets

The Company has many subsidiaries operating outside Sweden with other functional currencies than SEK. The results and net assets of such companies are exposed to exchange rate fluctuations, which affect the consolidated income statement and balance sheet when translated to SEK. Translation risk related to forecasted results from foreign operations can not be hedged, but net assets can be addressed by hedging.

Translation exposure in foreign subsidiaries is hedged according to the following policy established by the Board of Directors: Translation risk related to net assets in foreign subsidiaries is hedged up to 20% in selected companies. The translation differences reported in Other comprehensive income during 2012 were negative, SEK –3.9 (–1.0) billion, including hedging gain/loss of SEK 0.0 (0.0) billion.

Interest rate risk

The Company is exposed to interest rate risk through market value fluctuations in certain balance sheet items and through changes in interest revenues and expenses. The net cash position was SEK 38.5 (39.5) billion at the end of 2012, consisting of cash, cash equivalents and short-term investments of SEK 76.7 (80.5) billion and interest-bearing liabilities and post-employment benefits of SEK 38.2 (41.0) billion.

The Company manages the interest rate risk by (i) matching fixed and floating interest rates in interest-bearing balance sheet items and (ii) avoiding significant fixed interest rate exposure in the Company’s net cash position. The policy is that interest-bearing assets shall have an average interest duration between 10 and 14 months, taking derivative instruments into consideration. Interest-bearing liabilities do not have a duration target as the duration of the fixed rate portion will be determined by markets conditions when liabilities are issued, Group Treasury has a mandate to deviate from the asset management benchmark given by the Board and take foreign exchange positions up to an aggregated risk of VaR SEK 45 million given a confidence level of 99% and a 1-day horizon.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Interest duration, SEK billion

	< 3M	<1Y	1-3Y	3-5Y	>5Y	Total
Interest Bearing Trading	4.7	–5.4	1.0	0.0	–0.3	0
Interest Bearing Assets	58.2	2.6	11.5	3.6	0.8	76.7
Interest Bearing Liabilities	–11.7	–5.1	0.0	–4.2	–7.7	–28.7

When managing the interest rate exposure, the Company uses derivative instruments, such as interest rate swaps. Derivative instruments used for converting fixed rate debt into floating rate debt are designated as fair value hedges.

Fair value hedges

The purpose of fair value hedges is to hedge the variability in the fair value of fixed-rate debt (issued bonds) from changes in the relevant benchmark yield curve for its entire term by converting fixed interest payments to a floating rate (e.g. STIBOR or LIBOR) by using interest rate swaps (IRS). The credit risk/spread is not hedged.

The fixed leg of the IRS is matched against the cash flows of the hedged bond. Hereby the fixed-rate bond/debt is converted into a floating-rate debt in accordance with the policy.

Outstanding derivatives1)

	2012			2011
Fair value	Asset		Liability	Asset		Liability
Currency derivatives
Maturity within 3 months	976		60	557		881
Maturity between 3 and 12 months	611		10	364		393
Maturity 1 to 3 years	4		—	—		—

Total	1,591		70	921		1,274
Of which designated in cash flow hedge relations	816		6	333		638
Of which designated in net investment hedge relations	—		—	—		—

Interest rate derivatives
Maturity within 3 months	—		—	—		5
Maturity between 3 and 12 months	487		285	324		367
Maturity 1 to 3 years	565		681	380		618
Maturity 3 to 5 years	1,212		739	416		815
Maturity more than 5 years	38		—	778		161

Total	2,302	2)	1,705	1,898	2)	1,966
Of which designated in fair value hedge relations	969		—	1,002		—

1)	Some of the derivatives hedging non-current liabilities are recognized in the balance sheet as non-current derivatives due to hedge accounting.
2)	Of which SEK 825 (816) million is reported as non-current assets.

Sensitivity analysis

The Company uses the VaR methodology to measure foreign exchange and interest rate risks in portfolios managed by Treasury. This statistical method expresses the maximum potential loss that can arise with a certain

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

degree of probability during a certain period of time. For the VaR measurement, the Company has chosen a probability level of 99% and a 1-day time horizon. The daily VaR measurement uses market volatilities and correlations based on historical daily data (one year).

The average VaR calculated for 2012 was SEK 9.8 (20.6) million for the combined mandates. No VaR-limits were exceeded during 2012.

Financial credit risk

Financial instruments carry an element of risk in that counterparts may be unable to fulfill their payment obligations. This exposure arises in the investments in cash, cash equivalents, short-term investments and from derivative positions with positive unrealized results against banks and other counterparties.

The Company mitigates these risks by investing cash primarily in well-rated securities such as treasury bills, government bonds, commercial papers, and mortgage covered bonds with short-term ratings of at least A-1/P-1 and long-term ratings of AAA. Separate credit limits are assigned to each counterpart in order to minimize risk concentration. We have had no sub-prime exposure in our investments. All derivative transactions are covered by ISDA netting agreements to reduce the credit risk. No credit losses were incurred during 2012, SEK 0.0 (0.0) billion, neither on external investments nor on derivative positions.

At December 31, 2012, the credit risk in financial cash instruments was equal to the instruments’ carrying value. Credit exposure in derivative instruments was SEK 3.9 (2.8) billion.

Liquidity risk

Liquidity risk is that the Company is unable to meet its short-term payment obligations due to insufficient or illiquid cash reserves.

The Company minimizes the liquidity risk by maintaining a sufficient net cash position. This is managed through centralized cash management, investments in highly liquid interest-bearing securities, and by having sufficient committed credit lines in place to meet potential funding needs. For information about contractual obligations, please see Note C31, “Contractual obligations”. The current cash position is deemed to satisfy all short-term liquidity requirements.

During 2012, cash and bank and short-term investments decreased by SEK 3.8 billion to SEK 76.7 billion.

Cash, cash equivalents and short-term investments

	Remaining time to maturity
SEK billion	< 3 months	< 1 year	1–5 years	>5 years	Total
Bank Deposits	40.6	0.2	—	—	40.8
Type of issuer/counterpart
Governments	3.4	4.5	10.8	0.8	19.5
Corporations	3.1	—	—	—	3.1
Mortgage institutes	—	0.1	13.2	—	13.3
2012	47.1	4.8	24.0	0.8	76.7
2011	44.7	4.0	29.8	2.0	80.5

The instruments are either classified as held for trading or as assets available for sale with maturity less than one year and are therefore short-term investments. Cash, Cash equivalents and short-term investments are mainly held in SEK unless off-set by EUR-funding.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Refinancing risk

Refinancing risk is the risk that the Company is unable to refinance outstanding debt at reasonable terms and conditions, or at all, at a given point in time.

Repayment schedule of non-current borrowings1)

Nominal amount (SEK billion)	Current maturities of long- term debt	Notes and bonds (non-current)	Liabilities to financial institutions (non-current)	Total
2013	3.0	—	—	3.0
2014	—	1.9	—	1.9
2015	—	—	5.1	5.1
2016	—	2.0	—	2.0
2017	—	4.3	—	4.3
2018	—	—	—	—
2019	—	—	0.6	0.6
2020	—	1.1	—	1.1
2021	—	—	0.6	0.6
2022	—	6.4	—	6.4

Total	3.0	15.7	6.3	25.0

1)	Excluding finance leases reported in Note C27, “Leasing”.

Debt financing is mainly carried out through borrowing in the Swedish and international debt capital markets.

Bank financing is used for certain subsidiary funding and to obtain committed credit facilities.

Funding programs1)

	Amount		Utilized	Unutilized
Euro Medium-Term Note program (USD million)	5,000		1,833	3,167
SEC Registered program (USD Million)	—	2)	1,000	—
Long-term Committed Credit facility (USD million)	2,000		—	2,000
Indian Commercial Paper program (INR million)	5,000		3,750	1,250
EIB Committed Credit Facility (EUR million)	500		—	500

1)	There are no financial covenants related to these programs.
2)	Program amount indeterminate.

Financial instruments carried at other than fair value

The fair value of the Company’s financial instruments, recognized at fair value, are determined based on quoted market prices or rates. In the following tables, carrying amounts and fair values of financial instruments that are carried in the financial statements at other than fair values are presented. Assets valued at fair value through profit or loss showed a net gain of SEK 2.7 billion. For further information about valuation principles, please see Note C1, “Significant accounting policies”.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Financial instruments carried at other than fair value1)

	Book value		Fair value
SEK billion	2012	2011	2012	2011
Current part of non-current borrowings	3.0	4.3	3.0	4.3
Notes and bonds	16.5	17.2	17.0	17.1
Other borrowings non-current	7.4	4.9	7.6	4.9

Total	26.9	26.4	27.6	26.3

1)	Excluding finance leases reported in Note C27, “Leasing”.

Financial instruments excluded from the tables, such as trade receivables and payables, are carried at amortized cost which is deemed to be equal to fair value. When a market price is not readily available and there is insignificant interest rate exposure affecting the value, the carrying value is considered to represent a reasonable estimate of fair value.

Market price risk in own shares and other listed equity investments

Risk related to our own share price

The Company is exposed to the development of its own share price through stock purchase plans for employees and synthetic share-based compensations to the Board of Directors.

Stock purchase plans for employees

The obligation to deliver shares under the stock purchase plan is covered by holding Ericsson Class B shares as treasury stock. A change in the share price will result in a change in social security charges, which represents a risk to the income statement. The cash flow exposure is fully hedged through the holding of Ericsson Class B shares as treasury stock to be sold to generate funds to cover also social security payments.

Synthetic share-based compensations to the Board of Directors

For these plans, the Company is exposed to risks in relation to own share price, both in relation to compensation expenses and social security charges. The obligation to pay compensation amounts under the synthetic share-based compensations to the Board of Directors is covered by a liability in the balance sheet.

For further information about the stock purchase plan and the synthetic share-based compensations to the Board of Directors, please see note C28, “Information regarding members of the board of directors, the Group management and employees”.

Financial instruments, book value

SEK billion	Customer finance	Trade receivables	Short- term invest- ments	Cash equiva- lents	Borrowings	Trade payables	Other financial assets	Other current receiv- ables	Other current liabilities	2012	2011
Note	C14	C14			C19	C22	C12	C15	C21
Assets at fair value through profit or loss	—	—	32.0	12.2	—	—	0.8	3.1	–1.8	46.3	43.4
Loans and receivables	5.3	63.7	—	2.1	—	—	3.2	—	—	74.3	79.2
Financial liabilities at amortized cost	—	—	—	—	–28.7	–23.1	—	—	—	–51.8	–56.3

Total	5.3	63.7	32.0	14.3	–28.7	–23.1	4.0	3.1	–1.8	68.8	66.3

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C21    OTHER CURRENT LIABILITIES

Other current liabilities

	2012	2011
Income tax liabilities	3,878	2,691
Advances from customers	4,754	3,942
Liabilities to associated companies and joint ventures	—	119
Accrued interest	259	351
Accrued expenses, of which	32,353	32,652
Employee related	11,166	11,314
Supplier related	11,440	11,621
Other1)	9,747	9,717
Deferred revenues	11,658	8,722
Derivatives with a negative value2)	1,775	3,240
Other3)	6,431	6,253

Total	61,108	57,970

1)	Major balance relates to accrued expenses for customer projects.
2)	See Note C20, “Financial risk management and financial instruments”.
3)	Includes items such as VAT and withholding tax payables and other payroll deductions, and liabilities for goods received where invoice is not yet received.

C22    TRADE PAYABLES

Trade payables

	2012	2011
Payables to associated companies and joint ventures	81	102
Other	23,019	25,207

Total	23,100	25,309

C23    ASSETS PLEDGED AS COLLATERAL

Assets pledged as collateral

	2012	2011
Chattel mortgages	185	185
Bank deposits	335	267

Total	520	452

C24    CONTINGENT LIABILITIES

Contingent liabilities

	2012	2011
Contingent liabilities	613	609

Total	613	609

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Contingent liabilities assumed by Ericsson include guarantees of loans to other companies of SEK 24 (25) million. Ericsson has SEK 59 (111) million issued to guarantee the performance of a third party.

All ongoing legal and tax proceedings have been evaluated, their potential economic outflows and probability estimated and necessary provisions made. In Note C2, “Critical Accounting Estimates and Judgments”, a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Financial guarantees for third party amounted to SEK 286 (449) million as of December 31, 2012. Maturity date for major part of the issued guarantees occurs in 2021 at latest.

C25    STATEMENT OF CASH FLOWS

Interest paid in 2012 was SEK 1,650 million (SEK 1,422 million in 2011, SEK 977 million in 2010) and interest received was SEK 1,883 million (SEK 2,632 million in 2011, SEK 1,083 million in 2010). Taxes paid, including withholding tax, were SEK 5,750 million (SEK 4,393 million in 2011, SEK 4,808 million in 2010).

Cash and cash equivalents includes cash of SEK 30,358 (29,471) million and temporary investments of SEK 14,324 (9,205) million. For more information regarding the disposition of cash and cash equivalents and unutilized credit commitments, see Note C20, “Financial risk management and financial instruments”.

The Company holds cash or cash equivalents in countries where exchange controls or legal restrictions apply. These restrictions normally refer to approval procedures prior to cross-border cash transfers. The amount of cash and cash equivalents in such countries amounts to SEK 10.6 (13.9) billion. Of this amount, SEK 9.2 (12.8) billion can be used for repayment of external and internal liabilities as well as other operating needs. Therefore, net cash and cash equivalents that are not readily available for use by the Group is SEK 1.4 (1.1) billion.

Adjustments to reconcile net income to cash

	2012	2011	2010
Property, plant and equipment
Depreciation	4,052	3,499	3,299
Impairment losses/reversals of impairments	–40	47	–3
Total	4,012	3,546	3,296

Intangible assets
Amortization
Capitalized development expenses	1,058	995	664
Intellectual Property Rights, brands and other intangible assets	4,436	4,470	4,999

Total amortization	5,494	5,465	5,663
Impairments
Capitalized development expenses	266	7	49
Intellectual Property Rights, brands and other intangible assets	117	18	945

Total	5,877	5,490	6,657

Total depreciation, amortization and impairment losses on property, plant and equipment and intangible assets	9,889	9,036	9,953

Taxes	–1,140	1,994	351
Dividends from joint ventures/ associated companies1)	133	177	119
Undistributed earnings in joint ventures/associated companies1)	11,636	3,533	1,357
Gains/losses on sales of investments and operations, intangible assets and PP&E, net2)	–8,087	–159	–237
Other non-cash items3)	646	–1,968	947

Total adjustments to reconcile net income to cash	13,077	12,613	12,490

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

1)	See Note C12, “Financial assets, non-current”.
2)	See Note C26, “Business combinations”.
3)	Refers mainly to unrealized foreign exchange, gains/losses on financial instruments.

Acquisitions/divestments of subsidiaries and other operations

	Acquisitions	Divestments
2012
Cash flow from business combinations1)	–11,575	9,502
Acquisitions/divestments of other investments	46	–50

Total	–11,529	9,452

2011
Cash flow from business combinations1)	–1,232	–28
Acquisitions/divestments of other investments	–1,949	81

Total	–3,181	53

2010
Cash flow from business combinations1)	–3,286	454

Total	–3,286	454

1)	See also Note C26, “Business combinations”.

C26    BUSINESS COMBINATIONS

Acquisitions and divestments

Acquisitions

Acquisitions 2010–2012

	2012		2011	2010
Cash	12,564	1)	1,162	3,789

Total consideration	12,564		1,162	3,789

Acquisition-related costs2)	150		77	67
Net asset acquired
Cash and cash equivalents	1,139		7	570
Property, plant and equipment	480		259	205
Intangible assets	6,672		382	3,825
Investments in joint ventures and associated companies	—		120	138
Other assets	2,105		140	2,506
Provisions, including post-employment benefits	714		–23	–390
Other liabilities	–3,214		–37	–3,573

Total identifiable net assets	7,896		848	3,281
Non-controlling interest	375		54	–748
Goodwill	4,293		260	1,256

	12,564		1,162	3,789

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

1)	The cash transaction includes payment of external loan of SEK 6.2 billion and investment in subsidiary of SEK 2.5 billion.
2)	Acquisition-related costs are included in Selling and administrative expenses in the consolidated income statement.

In 2012, Ericsson made acquisitions with a negative cash flow effect amounting to SEK 11,575 (1,232) million. The acquisitions consist primarily of:

•

BelAir: On April 2, 2012, the Company acquired 100% of the shares in BelAir Networks, a North American telecom-grade Wi-Fi company. The acquisition gives the Company a telecom-grade Wi-Fi portfolio, technological expertise, IPR, and established customer contracts and relationships. The purchase price was USD 250 million on a cash and debt-free basis.

•

ConceptWave: On September 25, 2012, the Company announced the acquisition of 100% of the shares in the Canadian company ConceptWave in an all-cash transaction. The acquisition complements the Company’s portfolio in OSS/BSS with order management and product catalog solutions. The purchase price was CAD 55 million on a cash and debt-free basis. Balances to facilitate the Purchase price allocation are preliminary.

•

Ericsson-LG: On March 22, 2012, the Company announced it had acquired additional shares in Ericsson-LG, thereby increasing the ownership from 50% plus one share to 75%. The company is fully consolidated by the Company, since the original acquisition in July 2010.

•

Technicolor: On July 3, 2012, the Company announced the closing of the acquisition of the broadcast services division of Technicolor. The acquisition brings broadcast customers and playout operations in France, UK and in the Netherlands. The purchase price amounted to EUR 20 million including a potential earn-out valued at EUR 2 million, based on 2015 revenues of the Broadcast services activity. Balances to facilitate the Purchase price allocation are preliminary.

•

Telcordia: On June 14, 2011, the Company announced that it had entered into an agreement to acquire 100% of the shares of Telcordia, a leader in the development of software and services for OSS/BSS. The acquisition was completed on January 12, 2012, with a purchase price of USD 1.15 billion in an all-cash transaction, on a cash and debt-free basis. Net sales for the acquired Telcordia business amounted to approximately SEK 4.2 billion for the period January 12 – December 31, 2012. The acquired Telcordia business had a positive impact on the result. Goodwill represented 57% of the total assets acquired. The goodwill is mainly attributable to the value of the compentence acquired and future synergy effects. None of the goodwill is expected to be deductible for tax purposes. Transaction costs for the acquisition amounted to SEK 57 million.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Telcordia

	2012
Cash	8,725	1)

Total consideration	8,725

Acquisition-related costs2)	57
Net asset acquired
Cash and cash equivalents	886
Property, plant and equipment	305
Intangible assets	5,543
Other assets3)	1,713
Provisions, including post-employment benefits	714
Other liabilities	–3,586

Total identifiable net assets	5,575
Goodwill	3,150

	8,725

1)	The cash transaction includes payment of external loan of SEK 6.2 billion and investment in subsidiary of SEK 2.5 billion.
2)	Acquisition-related costs are included in Selling and administrative expenses in the consolidated income statement.
3)	Other assets include trade receivables with a fair value of SEK 1.4 billion.

In order to finalize a Purchase price allocation all relevant information needs to be in place. Examples of such information are final consideration and final opening balances, they may remain preliminary for a period of time due to for example working capital adjustments, tax items or decisions from local authorities.

Divestments

Divestments 2010–2012

	2012	2011	2010
Cash	9,502	–28	454
Net assets disposed of
Property, plant and equipment	—	1	21
Investments in joint ventures and associated companies	1,353	10	—
Other assets	296	38	372
Other liabilities	–483	–224	–183

	1,166	–175	210
Net gains from divestments	8,336	158	357
Less Cash and cash equivalents	—	–11	–113

Cash flow effect	9,502	–28	454

In 2012, the Company made divestments with a cash flow effect amounting to SEK 9,502 (–28) million.

•

IPX: On September 30, 2012, the Company divested its Multimedia brokering platform (IPX) to French listed company Gemalto, with the exception of the operations in the US. The sale resulted in a gain amounting to SEK 237 million and a positive cash flow effect of SEK 260 million.

•	Sony Ericsson: On February 16, 2012, the Company announced the completion of the divestment of its 50% stake in Sony Ericsson Mobile Communications, with a carrying value of 1.4 billion. The agreed

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

cash consideration for the transaction was EUR 1.05 billion. The sale resulted in a gain amounting to SEK 7.7 billion and a positive cash flow effect of SEK 9.1 billion. For further information on the divestment of Sony Ericsson, see note C3, “Segment information”.

Acquisitions 2010–2012

Company	Description	Transaction date
ConceptWave	A Canadian OSS/BSS company. The purchase price was CAD 55 million.	Sep, 2012

Technicolor	A technology company in the media and entertainment sector. The purchase price was EUR 20 million.	Jul, 2012

BelAir	A telecom-grade Wi-Fi company based in Canada. The purchase price was USD 250 million.	Apr, 2012

Ericsson-LG	Increase of ownership from 50% plus one share, to 75%.	Mar, 2012

Telcordia	A US company developing software and services for OSS/BSS. The purchase price was USD 1.15 billion.	Jan, 2012

GDNT	An asset purchase agreement of certain assets. Enhances the Company’s existing R&D, manufacturing and services capabilities in the China region. The purchase price was RMB 357 million.	May, 2011

Nortel Multiservice Switch business (MSS)	An asset purchase agreement to acquire certain assets of Nortel’s MSS. The purchase price was USD 53 million.	Mar, 2011

Optimi	A US-Spanish telecommunications vendor providing products and services within the networks optimization and management sector. The purchase price was USD 99 million.	Dec, 2010

inCode	An asset purchase agreement of certain assets. A professional services firm providing strategic business and consulting services. The purchase price was USD 12 million.	Sep, 2010

LG-Nortel	Nortel’s majority shareholding (50% + 1 share) in LG-Nortel. The purchase price was USD 234 million.	Jun, 2010

Nortel GSM	An asset purchase agreement of the Carrier networks division of Nortel relating to GSM business. The purchase price was USD 79 million.	Mar, 2010

Pride	An Italian consulting and systems integration company. The purchase price was EUR 66 million.	Jan, 2010

Divestments 2010–2012

Company	Description	Transaction date
IPX	Sale of IPX to Gemalto, with a positive cash flow effect of SEK 260 million.	Sep, 2012

EDA 1500 GPON	Capital asset sale of EDA 1500 GPON portfolio with a positive cash flow effect of SEK 80 million.	Aug, 2012

Sony Ericsson	Sale of the Company’s share in Sony Ericsson (50%) to Sony, with a positive cash flow effect of SEK 9.1 billion.	Feb, 2012

EFI	Sale of Ericsson Federal Inc. (EFI), with a positive cash flow effect of SEK 360 million.	Dec, 2010

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C27    LEASING

Leasing with the Company as lessee

Assets under finance leases, recorded as property, plant and equipment, consist of:

Finance leases

	2012	2011
Cost
Real estate	1,538	1,856
Machinery	3	3

	1,541	1,859

Accumulated depreciation
Real estate	–601	–725
Machinery	–3	–3

	–604	–728

Accumulated impairment losses
Real estate	–35	–42
	–35	–42

Net carrying value	902	1,089

As of December 31, 2012, future minimum lease payment obligations for leases were distributed as follows:

Future minimum lease payment obligations for leases

	Finance leases	Operating leases
2013	150	2,847
2014	229	1,794
2015	127	1,388
2016	85	1,105
2017	76	777
2018 and later	795	2,472

Total	1,462	10,383

Future finance charges1)	–398	n/a

Present value of finance lease liabilities	1,064	10,383

1)	Average effective interest rate on lease payables is 5.69%.

Expenses in 2012 for leasing of assets were SEK 3,172 (3,362) million, of which variable expenses were SEK 20 (7) million. The leasing contracts vary in length from 1 to 20 years.

The Company’s lease agreements normally do not include any contingent rents. In the few cases they occur, they relate to charges for heating linked to the oil price index. Most of the leases of real estate contain terms of renewal, giving the Company the right to prolong the agreement in question for a predefined period of time. All of the finance leases of facilities contain purchase options. Only a very limited number of the

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Company’s lease agreements contain restrictions on stockholders’ equity or other means of finance. The major agreement contains a restriction stating that the Parent Company must maintain a stockholders’ equity of at least SEK 25 billion.

Leases with the Company as lessor

Leasing income relates to subleasing of real estate as well as equipment provided to customers under leasing arrangements. These leasing contracts vary in length from 1 to 11 years.

At December 31, 2012, future minimum payment receivables were distributed as follows:

Future minimum payment receivables

	Finance leases	Operating leases
2013	6	154
2014	6	143
2015	6	96
2016	6	23
2017	6	18
2018 and later	—	52

Total	30	486

Unearned financial income	n/a	n/a
Uncollectible lease payments	n/a	n/a

Net investments in financial leases	n/a	n/a

Leasing income in 2012 was SEK 236 (76) million.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C28    INFORMATION REGARDING MEMBERS OF THE BOARD OF DIRECTORS, THE GROUP MANAGEMENT AND EMPLOYEES

Remuneration to the Board of Directors

Remuneration to members of the Board of Directors

SEK	Board fees	Number of synthetic shares/ portion of Board fee	Value at grant date of synthetic shares allocated in 2012 A	Number of previously allocated synthetic shares outstanding		Net change in value of allocated synthetic shares1) B		Committee fees	Total fees paid in cash2) C		Total remuneration 2012 (A+B+C)
Board member
Leif Johansson	3,750,000	0/0%	—	—		—		400,000	4,150,000	3)	4,150,000
Sverker Martin-Löf	875,000	0/0%	—	—		—		250,000	1,125,000		1,125,000
Jacob Wallenberg	875,000	6,984/50%	437,499	2,262.00		10,826		175,000	612,500		1,060,825
Roxanne S. Austin	875,000	6,984/50%	437,499	29,172.60		31,648		250,000	687,500		1,156,647
Sir Peter L. Bonfield	875,000	3,492/25%	218,749	9,722.80		13,411		250,000	906,250		1,138,410
Börje Ekholm	875,000	10,476/75%	656,248	29,172.60		40,228		175,000	393,750		1,090,226
Alexander Izosimov	875,000	3,492/25%	218,749	—		8,580		—	656,250		883,579
Ulf J. Johansson	875,000	0/0%	—	22,384.60		33,495		350,000	1,225,000	4)	1,258,495
Nancy McKinstry	875,000	0/0%	—	22,002.60		18,092		175,000	1,050,000		1,068,092
Anders Nyrén	875,000	0/0%	—	—		—		175,000	1,050,000		1,050,000
Hans Vestberg	—	—	—	—		—		—	—		—
Michelangelo Volpi	875,000	0/0%	—	4,380.00		–2,409		—	875,000		872,591
Employee Representatives
Pehr Claesson	18,000	—	—	—		—		—	18,000		18,000
Kristina Davidsson	18,000	—	—	—		—		—	18,000		18,000
Jan Hedlund5)	6,000	—	—	—		—		—	6,000		6,000
Karin Åberg	18,000	—	—	—		—		—	18,000		18,000
Rickard Fredriksson6)	10,500	—	—	—		—		—	10,500		10,500
Karin Lennartsson	18,000	—	—	—		—		—	18,000		18,000
Roger Svensson	18,000	—	—	—		—		—	18,000		18,000

Total	12,606,500	31,428	1,968,744	119,097.20		153,871		2,200,000	12,837,750		14,960,365	7)

Total	12,606,500	31,428	1,968,744	128,002.20	8)	138,792	8)	2,200,000	20,706,150	9)	22,813,687	7)9)

1)	The difference in value as of December 31, 2012, compared to December 31, 2011 (for synthetic shares allocated 2008, 2009, 2010 and 2011), and compared to grant date 2012 (for synthetic shares allocated in 2012). The value of synthetic shares allocated in 2008, 2009, 2010 and 2011 includes respectively SEK 1.85, SEK 2.00, SEK 2.25 and SEK 2.50 per share in compensation for dividends resolved by the Annual General Meetings 2009, 2010, 2011 and 2012.
2)	Committee fee and cash portion of the Board fee.
3)	In addition, an amount corresponding to statutory social charges in respect of the part of the fee that has been invoiced through a company was paid, amounting to SEK 1,303,930.
4)	In addition, an amount corresponding to statutory social charges in respect of the part of the fee that has been invoiced through a company was paid, amounting to SEK 122,520.
5)	Resigned as employee representative as of May 3, 2012.
6)	Appointed deputy employee representative as of May 3, 2012.
7)	Excluding social security charges in the amount of SEK 3,950,998.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

8)	Including synthetic shares previously allocated to the former Director Carl-Henric Svanberg.
9)	Including advance payments to the former Directors Michael Treschow and Marcus Wallenberg under the synthetic share programs. Michael Treschow: SEK 7,376,686 for 111,926.80 synthetic shares (in addition, an amount corresponding to statutory social charges in respect of the part of the fee that has been invoiced through a company was paid, amounting to SEK 753,159) and Marcus Wallenberg: SEK 491,714 for 7,460.80 synthetic shares.

Comments to the table

•	The Chairman of the Board was entitled to a Board fee of SEK 3,750,000 and a fee of SEK 200,000 for each Board Committee on which he served as Chairman.

•

The other Directors elected by the Annual General Meeting were entitled to a fee of SEK 875,000 each. In addition, the Chairman of the Audit Committee was entitled to a fee of SEK 350,000 and the other non-employed members of the Audit Committee were entitled to a fee of SEK 250,000 each. The Chairmen of the Finance and Remuneration Committees were entitled to a fee of SEK 200,000 each and the other non-employed members of the Finance and the Remuneration Committees were entitled to a fee of SEK 175,000 each.

•

Members of the Board, who are not employees of the Company, have not received any remuneration other than the fees and synthetic shares as above. None of the Directors have entered into a service contract with the Parent Company or any of its subsidiaries, providing for termination benefits.

•

Members and deputy members of the Board who are Ericsson employees received no remuneration or benefits other than their entitlements as employees and a fee to the employee representatives and their deputies of SEK 1,500 per attended Board meeting.

•

Board members invoicing the amount of the Board and Committee fee through a company may add to the invoice an amount corresponding to social charges. The social charges thus included in the invoiced amount are not higher than the general payroll tax that would otherwise have been paid by the Company. The entire amount, i.e. the cash portion of the Board fee and the Committee fee, including social charges, constitutes the invoiced Board fee.

•

The Annual General Meeting 2012 resolved that non-employed Directors may choose to receive the Board fee (i.e. exclusive of committee fee) as follows: i) 25% of the Board fee in cash and 75% in the form of synthetic shares, with a value corresponding to 75% of the Board fee at the time of allocation, ii) 50% in cash and 50% in the form of synthetic shares, or iii) 75% in cash and 25% in the form of synthetic shares. Directors may also choose not to participate in the synthetic share program and receive 100% of the Board fee in cash. Committee fees are always paid in cash.

The number of synthetic shares is based on a volume-weighed average of the market price of Ericsson Class B shares on the NASDAQ OMX Stockholm exchange during the five trading days immediately following the Annual General Meeting 2012: SEK 62.643. The number of synthetic shares is rounded down to the nearest whole number of shares.

The synthetic shares are vested during the Directors’ term of office and the right to receive payment with regard to the allocated synthetic shares occurs after the publication of the Company’s year-end financial statement during the fifth year following the Annual General Meeting which resolved on the synthetic share program, i.e. in 2017.

The amount payable shall be determined based on the volume-weighed average price for shares of Class B during the five trading days immediately following the publication of the year-end financial statement.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Synthetic shares were allocated to members of the Board for the first time in 2008, on equal terms and conditions as resolved in 2009, 2010, 2011 and 2012. Payment based on synthetic shares may thus, under the main rule, occur for the first time in 2013 with respect to the synthetic shares allocated in 2008. The value of all outstanding synthetic shares fluctuates in line with the market value of Ericsson’s Class B share and may differ from year to year compared to the original value on their respective grant dates. The change in value of the outstanding synthetic shares is established each year and affects the total recognized costs that year. As per December 31, 2012, the total number of synthetic shares under the programs is 159,430.20, and the total accounted debt is SEK 11,113,237 (including synthetic shares previously allocated to the former Director Carl-Henric Svanberg). In accordance with the terms and conditions for the synthetic shares, the time for payment to the former Director Carl-Henric Svanberg has been advanced, to occur after the publication of the year-end financial statement 2013. In February 2012, advance payment was made to the former Directors Michael Treschow and Marcus Wallenberg with respect to their synthetic shares, all in accordance with the terms and conditions for the synthetic shares.

Remuneration to the Group Management

The Company’s costs for remuneration to the Group management are the costs recognized in the Income Statement during the fiscal year. These costs are disclosed under “Remuneration costs” below.

Costs recognized during a fiscal year in the Income Statement are not fully paid by the Company at the end of the fiscal year. The unpaid amounts that the Company has in relation to the Group management are disclosed under “Outstanding balances”.

Remuneration costs

The total remuneration to the President and CEO and to other members of the Group management, consisting of the Executive Leadership Team (ELT) includes fixed salary, short-term and long-term variable remuneration, pension and other benefits. These remuneration elements are based on the guidelines for remuneration and other employment conditions for the ELT as approved by the Annual General Meeting held in 2012, see the approved guidelines in section “Guidelines for remuneration to Group Management 2012”.

Remuneration costs for the President and CEO and other members of Executive Leadership Team (ELT)

SEK	The President and CEO 2012	The President and CEO 2011	Other members of ELT 2012	Other members of ELT 2011	Total 2012	Total 2011
Salary	12,573,233	11,739,341	76,973,215	76,031,733	89,546,448	87,771,074
Costs for annual variable remuneration earned 2012 to be paid 2013	3,972,247	2,771,134	21,877,700	18,460,645	25,849,947	21,231,779
Long-term variable remuneration provision	6,439,873	5,636,050	6,472,215	8,916,556	12,912,088	14,552,606
Pension costs	6,491,713	5,960,566	22,865,674	22,154,413	29,357,387	28,114,979
Other benefits	123,612	78,594	4,431,160	4,944,762	4,554,772	5,023,356
Social charges and taxes	9,114,641	7,800,766	22,877,888	23,529,200	31,992,529	31,329,966

Total	38,715,319	33,986,451	155,497,852	154,037,309	194,213,171	188,023,760

Comments to the table

•

During 2012 there were three Executive Vice Presidents, who have been appointed by the Board of Directors. None of them has acted as deputy to the President and CEO during the year. The Executive Vice Presidents are included in the group “Other members of ELT”.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

•

The group “Other members of ELT” comprises the following persons: Per Borgklint, Bina Chaurasia, Hĺkan Eriksson (up to January 31), Ulf Ewaldsson (from February 1), Jan Frykhammar, Douglas L. Gilstrap, Nina Macpherson, Magnus Mandersson, Helena Norrman, Mats H. Olsson, Rima Qureshi, Angel Ruiz, Johan Wibergh and Jan Wäreby.

•

The salary stated in the table for the President and CEO and other members of the ELT includes vacation pay paid during 2012 as well as other contracted compensation which were paid during 2012 or provisioned for 2012.

•	“Long-term variable remuneration provision” refers to the compensation costs during 2012 for all outstanding share-based plans.

•	For a description of compensation cost, including accounting treatment, see Note C1, “Significant accounting policies”, section Share-based compensation to employees and the Board of Directors.

•

For the President and CEO and other members of the ELT employed in Sweden before 2011 a supplementary plan is applied in addition to the occupational pension plan for salaried staff on the Swedish labor market (ITP) with pension from 60 years. These pension plans are not conditional upon future employment at Ericsson.

Outstanding balances

The Company has recognized the following liabilities relating to unpaid remunerations in the Balance Sheet:

•

Ericsson’s commitments for benefit based pensions as of December 31, 2012 under IAS 19 amounted to SEK 5,971,282 for the President and CEO which includes ITP plan and temporary disability and survivor’s pension. For other members of ELT the Company’s commitments amounted to SEK 27,103,244 of which SEK 21,429,454 refers to the ITP plan and the remaining SEK 5,673,790 to temporary disability and survivor’s pensions.

•	For previous Presidents and CEOs, the Company has made provisions for defined benefit pension plans in connection with their active service periods within the Company.

•	Deferred salary, earned 2012 or earlier, to be paid 12 months after period end or later, amounts to SEK 7,899,000.

Maximum outstanding matching rights

As per December 31, 2012 Number of Class B shares	The President and CEO	Other members of the ELT
Stock Purchase Plans 2009, 2010, 2011 and 2012 and Executive Performance Stock Plans 2009, 2010, 2011 and 2012	503,382	661,456

Comments to the table

•	For the definition of matching rights, see the description in section “Long-term variable remuneration”.

•	The performance matching result of 70,3% is included for 2009 plan.

•	Cash conversion target for 2012 was reached, but not reached in 2011.

•	During 2012, the President and CEO received 10,108 matching shares and other members of the ELT 54,803 matching shares.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Guidelines for remuneration to Group Management 2012

For Group Management consisting of the Executive Leadership Team, including the President and CEO, total remuneration consists of fixed salary, short and long-term variable remuneration, pension and other benefits. Furthermore, the following guidelines apply for the remuneration to the Executive Leadership Team:

•

Variable remuneration is through cash and stock-based programs awarded against specific business targets derived from the long-term business plan approved by the Board of Directors. Targets may include financial targets at either corporate or unit level, operational targets, employee motivation targets and customer satisfaction targets.

•

With the current composition of the Executive Leadership Team, the Company’s cost during 2012 for variable remuneration to the Executive Leadership Team can, at a constant share price, amount to between 0 and 150% of the aggregate fixed salary cost, all excluding social security costs.

•	All benefits, including pension benefits, follow the competitive practice in the home country taking total compensation into account. The retirement age is normally 60 to 65 years of age.

•

By way of exception, additional arrangements can be made when deemed required. Such additional arrangement shall be limited in time and shall not exceed a period of 36 months and two times the remuneration that the individual concerned would have received had no additional arrangement been made.

•

The mutual notice period may be no more than six months. Upon termination of employment by the Company, severance pay amounting to a maximum of 18 months’ fixed salary is paid. Notice of termination given by the employee due to significant structural changes, or other events that in a determining manner affect the content of work or the condition for the position, is equated with notice of termination served by the Company.

Long-Term Variable remuneration

The Stock Purchase Plan

The Stock Purchase Plan is designed to offer an incentive for all employees to participate in the Company where practicable, which is consistent with industry practice and with our ways of working. For the 2012 plan, employees are able to save up to 7.5% of gross fixed salary (President and CEO can save up to 10% of gross fixed salary and short-term variable remuneration) for purchase of Class B contribution shares at market price on the NASDAQ OMX Stockholm or American Depositary Shares (ADSs) at NASDAQ New York (contribution shares) during a twelve-month period (contribution period). If the contribution shares are retained by the employee for three years after the investment and the employment with the Ericsson Group continues during that time, the employee’s shares will be matched with a corresponding number of Class B shares or ADSs free of consideration. Employees in 100 countries participate in the plans.

The table below shows the contribution periods and participation details for ongoing plans as of December 31, 2012.

Stock purchase plans

Plan	Contribution period	Number of participants at launch	Take-up rate–percent of eligible employees
Stock Purchase plan 2009	August 2009–July 2010	18,000	25%
Stock Purchase plan 2010	August 2010–July 2011	22,000	27%
Stock Purchase plan 2011	August 2011–July 2012	24,000	30%
Stock Purchase plan 2012	August 2012–July 2013	27,000	28%

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Participants save each month, beginning with August payroll, towards quarterly investments. These investments (in November, February, May and August) are matched on the third anniversary of each such investment, subject to continued employment, and hence the matching spans over two financial years and two tax years.

The Key Contributor Retention Plan

The Key Contributor Retention Plan is part of Ericsson’s talent management strategy and is designed to give recognition for performance, critical skills and potential as well as to encourage retention of key employees. Under the program, up to 10% of employees (2012 plan: up to 8,000 employees) are selected through a nomination process that identifies individuals according to performance, critical skills and potential. Participants selected obtain one extra matching share in addition to the ordinary one matching share for each contribution share purchased under the Stock Purchase Plan during a twelve-month program period.

Executive Performance Stock Plans

	Executive Performance Stock Plan
	20121)	2011	2010	2009
Base year EPS2)			1.14	2.90
Target average annual EPS growth range3)			5% to 15%	5% to 15%
Matching share vesting range4)	0.67 to 4	0.67 to 4	0.67 to 4	0.67 to 4
	1 to 6	1 to 6	1 to 6	1 to 6
	1.5 to 9	1.5 to 9	1.5 to 9	1.33 to 8
Maximum opportunity as percentage of fixed salary5)	30%	30%	30%	30%
	45%	45%	45%	45%
	162%	162%	162%	72%

1)	Targets for Executive Performance Stock Plan 2012 are described in the next table.
2)	Sum of four quarters up to June 30 of plan year 2009. For 2010 plan the sum of 4 quarters up to December 31, 2010.
3)	EPS range found from three-year average EPS of the twelve quarters to the end of the performance period and corresponding growth targets.
4)	Corresponding to EPS range (no Performance Share Plan matching below this range). Matching shares per contribution share invested in addition to Stock Purchase Plan matching according to program of up to 4, 6 or 9 matching shares.
5)	At full investment, full vesting and constant share price. Excludes Stock Purchase Plan matching.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Executive Performance Stock Plan targets

	Base year value SEK billion	Year 1		Year 2		Year 3
2012
Growth (Net Sales Growth)	227.8		Compound annual growth rate of 2–8%
Margin (Operating Income Growth)	17.9		Compound annual growth of 5–15%
Cash Flow (Cash Conversion)	—	≥	70%	≥	70%	≥	70%
2011
Growth (Net Sales Growth)	203.3		Compound annual growth rate of 4–10%
Margin (Operating Income Growth)1)	23.7		Compound annual growth of 5–15%
Cash Flow (Cash Conversion)	—	≥	70%	≥	70%	≥	70%

1)	Consolidated operating margin excluding restructuring for 2010.

The Executive Performance Stock Plan

The Executive Performance Stock Plan is designed to focus management on driving earnings and provide competitive remuneration. Senior executives, including ELT, are selected to obtain up to four or six extra shares (performance matching shares) in addition to the ordinary one matching share for each contribution share purchased under the Stock Purchase Plan. Up to 0.5% of employees (2012 plan: up to 400 executives) are offered to participate in the plan. The President and CEO can save up to 10% of gross fixed salary and short-term variable remuneration, and may obtain up to nine performance matching shares in addition to the Stock Purchase Plan matching share for each contribution share. The performance matching for the 2009 and 2010 plans is subject to the fulfillment of a performance target of average annual Earnings per Share (EPS) growth.

The performance targets changed from Earnings Per Share (EPS) targets to targets linked to the business strategy as from 2011.

The tables above show all Executive Performance Stock Plans as per December 31, 2012.

Shares for all plans

		Stock Purchase Plan, Key Contributor Retention Plan and Executive Performance Stock Plans
Plan (million shares)		2012		2011		2010		2009		2008		Total
Originally designated1)	A	26.2		19.4		19.4		22.4		16.5		103.9
Outstanding beginning of 2012	B	—		3.4		10.6		9.1		6.1		29.2
Awarded during 2012	C	4.4		10.8		—		—		—		15.2
Exercised/matched during 2012	D	—		0.3		0.5		2.3		6.0		9.1
Forfeited/expired during 2012	E	—		0.4		0.9		0.8		0.1		2.2
Outstanding end of 20122)	F=B+C–D–E	4.4		13.5		9.2		6.0		—		33.1
Compensation costs charged during 2012 (SEK million)	G	6	3)	132	3)	148	3)	91	3)	28	3)	405	4)

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

1)	Adjusted for rights offering and reverse split when applicable.
2)	Presuming maximum performance matching under the Executive Performance Stock Plans. The 2008 plan has lapsed. The 2009 plan partially vested to an extent of 70,3%.
3)	Fair value is calculated as the share price on the investment date, reduced by the net present value of the dividend expectations during the three-year vesting period. Net present value calculations are based on data from external party. Fair value is also adjusted for participants failing to keep hold of their contribution shares during the vesting period. For shares under the Executive Performance Stock Plans, the Company presumes maximum performance matching for all ongoing plans when calculating the compensation cost. The 2008 plan has lapsed. The 2009 plan partially vested to an extent of 70,3%. Fair value of the Class B share at each investment date during 2012 was: February 15 SEK 56.26, May 15 SEK 53.93, August 15 SEK 55.85 and November 15 SEK 49.99.
4)	Total compensation costs charged during 2011: SEK 413 million, 2010: SEK 757 million.

Shares for all plans

All plans are funded with treasury stock and are equity settled. Treasury stock for all plans has been issued in directed cash issues of Class C shares at the quotient value and purchased under a public offering at the subscription price plus a premium corresponding to the subscribers’ financing costs, and then converted to Class B shares.

For all plans, additional shares have been allocated for financing of social security expenses. Treasury stock is sold on the NASDAQ OMX Stockholm to cover social security payments when arising due to matching of shares. During 2012, 1,038,200 shares were sold at an average price of SEK 63.17. Sale of shares is recognized directly in equity.

If, as of December 31, 2012, all shares allocated for future matching under the Stock Purchase Plan were transferred, and shares designated to cover social security payments were disposed of as a result of the exercise and the matching, approximately 61 million Class B shares would be transferred, corresponding to 1.9% of the total number of shares outstanding, 3,220 million not including treasury stock. As of December 31, 2012, 85 million Class B shares were held as treasury stock.

The table above shows how shares (representing matching rights but excluding shares for social security expenses) are being used for all outstanding plans. From up to down the table includes (A) the number of shares originally approved by the Annual General Meeting, adjusted for reverse split where applicable; (B) the number of originally designated shares that were outstanding at the beginning of 2012; (C) the number of shares awards that were granted during 2012; (D) the number of shares matched during 2012; (E) the number of shares forfeited by participants or expired under the plan rules during 2012; and (F) the balance left as outstanding at the end of 2012, having added new awards to the shares outstanding at the beginning of the year and deducted the shares related to awards matched, forfeited and expired.

The final column (G) shows the compensation costs charged to the accounts during 2012 for each plan, calculated as fair value in SEK.

For a description of compensation cost, including accounting treatment, see Note C1, “Significant accounting policies”, section Share-based compensation to employees and the Board of Directors.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Employee numbers, wages and salaries

Employee numbers

Average number of employees

	2012			2011
	Women	Men	Total	Women	Men	Total
North America	3,479	12,607	16,086	2,876	12,106	14,982
Latin America	2,137	9,230	11,367	1,913	7,837	9,750
Northern Europe & Central Asia1)2)	5,746	15,351	21,097	5,656	14,927	20,583
Western & Central Europe2)	1,790	9,463	11,253	1,663	8,968	10,631
Mediterranean2)	2,966	10,064	13,030	2,743	9,077	11,820
Middle East	617	4,603	5,220	634	4,343	4,977
Sub-Saharan Africa	548	1,672	2,220	661	1,290	1,951
India	2,137	11,924	14,061	1,613	9,912	11,525
North East Asia	4,191	9,584	13,775	3,480	8,839	12,319
South East Asia & Oceania	1,175	3,474	4,649	1,155	3,437	4,592

Total	24,786	87,972	112,758	22,394	80,736	103,130

1) Of which Sweden	4,232	13,337	17,569	4,188	12,881	17,069
2) Of which EU	9,911	33,581	43,492	9,575	31,667	41,242

Number of employees by region at year-end

	2012	2011
North America	15,501	14,801
Latin America	11,219	11,191
Northern Europe & Central Asia1)2)	21,211	20,987
Western & Central Europe2)	11,257	10,806
Mediterranean2)	12,205	11,645
Middle East	3,992	4,336
Sub-Saharan Africa	2,014	2,283
India	14,303	11,535
North East Asia	14,157	12,567
South East Asia & Oceania	4,396	4,374
Total	110,255	104,525

1) Of which Sweden	17,712	17,500
2) Of which EU	42,872	41,596

Employees by gender and age at year-end 2012

	Women	Men	Percent of total
Under 25 years old	2,517	6,018	8%
25–35 years old	8,530	31,054	36%
36–45 years old	7,818	28,954	33%
46–55 years old	3,984	15,692	18%
Over 55 years old	1,233	4,455	5%
Percent of total	22%	78%	100%

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Employee movements

	2012	2011
Head count at year-end	110,255	104,525
Employees who have left the Company	12,280	10,571
Employees who have joined the Company	18,010	24,835
Temporary employees	766	901

Employee wages and salaries

Wages and salaries and social security expenses

(SEK million)	2012	2011
Wages and salaries	48,428	43,707
Social security expenses	15,672	15,198
Of which pension costs	2,762	3,888

Amounts related to the President and CEO and the Executive Leadership Team are included.

Remuneration to Board members and Presidents in subsidiaries

(SEK million)	2012	2011
Salary and other remuneration	243	223
Of which annual variable remuneration	33	22
Pension costs	27	20

Board members, Presidents and Group management by gender at year end

	2012		2011
	Women	Men	Women	Men
Parent Company
Board members and President	27%	73%	20%	80%
Group Management	29%	71%	29%	71%
Subsidiaries
Board members and Presidents	12%	88%	11%	89%

C29    RELATED PARTY TRANSACTIONS

During 2012, various related party transactions were executed pursuant to contracts based on terms customary in the industry and negotiated on an arm’s length basis. For information regarding equity and Ericsson’s share of assets, liabilities and income in joint ventures and associated companies, see Note C12, “Financial assets, non-current”. For information regarding transactions with senior management, see Note C28, “Information regarding members of the Board of Directors, the Group management and employees”.

ST-Ericsson

ST-Ericsson, the joint venture between Ericsson and STMicroelectronics, was formed on February 2, 2009, by merging Ericsson Mobile Platforms with ST-NXP Wireless. The joint venture is equally owned by Ericsson and STMicroelectronics. For further information, see Note C3, “Segment information”.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Major transactions are as follows:

•	Sales: Ericsson provides ST-Ericsson with services in the areas of R&D, HR, IT and facilities.

•	Purchases: A major part of Ericsson’s purchases from ST-Ericsson consists of chipsets and R&D services.

•	Dividends: Both owners of ST-Ericsson receive dividends, when so decided by the Board of Directors. Ericsson received no dividends from ST-Ericsson during 2012.

ST-Ericsson

	2012	2011	2010
Related party transactions
Sales	138	182	403
Purchases	634	781	629

Related party balances
Receivables	127	51	53
Liabilities	—	24	48

Ericsson does not have any contingent liabilities, assets pledged as collateral or guarantees towards ST-Ericsson.

Ericsson Nikola Tesla d.d.

Ericsson Nikola Tesla d.d. is a company for design, sales and service of telecommunication systems and equipment, and an associated member of the Ericsson Group. Ericsson Nikola Tesla d.d. is located in Zagreb, Croatia. Ericsson holds 49.07% of the shares.

Major transactions are as follows:

•	Sales: Ericsson sells telecommunication equipment to Ericsson Nikola Tesla d.d.

•	License revenues: Ericsson receives license revenues for Ericsson Nikola Tesla d.d.’s usage of trademarks.

•	Purchases: Ericsson purchases development resources from Ericsson Nikola Tesla d.d.

•	Dividends: Ericsson received dividends from Ericsson Nikola Tesla d.d. during 2012.

Ericsson Nikola Tesla D.D.

	2012	2011	2010
Related party transactions
Sales	1,161	465	563
License revenues	8	4	2
Purchases	607	595	566
Ericsson’s share of dividends	133	154	104

Related party balances
Receivables	189	59	120
Liabilities	81	76	75

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

Ericsson does not have any contingent liabilities, assets pledged as collateral or guarantees towards Ericsson Nikola Tesla d.d.

Sony Ericsson Mobile Communications AB

The company has divested its 50% stake in Sony Ericsson Mobile Communications to Sony. The divestment was effective on January 1, 2012.

Sony Ericsson Mobile Communications AB

	2012	2011	2010
Related party transactions
License revenues	—	855	1,255
Purchases	—	126	61

Related party balances
Receivables	—	27	258
Liabilities	—	2	8

C30    FEES TO AUDITORS

Fees to auditors

	PwC	Others	Total
2012
Audit fees	82	5	87
Audit related fees	15	—	15
Tax services fees	16	3	19
Other fees	10	10	20

Total	123	18	141

2011
Audit fees	77	9	86
Audit related fees	10	—	10
Tax services fees	20	3	23
Other fees	16	—	16

Total	123	12	135

2010
Audit fees	79	5	84
Audit related fees	17	1	18
Tax services fees	16	2	18
Other fees	7	2	9

Total	119	10	129

During the period 2010–2012, in addition to audit services, PwC provided certain audit related services, tax and other services to the Company. The audit related services include quarterly reviews, ISO audits, SSAE16 reviews and services in connection with issuing of certificates and opinions. The tax services include general expatriate services and corporate tax compliance work. Other services include consultation on financial accounting, services related to acquisitions, operational effectiveness and assessments of internal control.

Audit fees to other auditors largely consist of local statutory audits for minor companies.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

C31    CONTRACTUAL OBLIGATIONS

Contractual obligations 2012

	Payment due by period
SEK billion	<1 year	1–3 years	3–5 years	>5 years	Total
Long-term debt1) 2)	3.3	7.0	7.1	9.0	26.4
Finance lease obligations3)	0.2	0.3	0.2	0.8	1.5
Operating leases3)	2.8	3.2	1.9	2.5	10.4
Other non-current liabilities	0.1	0.3	0.1	1.9	2.4
Purchase obligations4)	5.7	—	—	—	5.7
Trade payables	23.1	—	—	—	23.1
Commitments for customer finance5)	5.9	—	—	—	5.9
Total	41.1	10.8	9.3	14.2	75.4

1)	Including interest payments.
2)	See Note C20, “Financial risk management and financial instruments”.
3)	See Note C27, “Leasing”.
4)	The amounts of purchase obligations are gross, before deduction of any related provisions.
5)	See also Note C14, “Trade receivables and customer finance”.

For information about financial guarantees, see Note C24, “Contingent liabilities”.

Except for those transactions described in this report, the Company has not been a party to any material contracts over the past three years other than those entered into during the ordinary course of business.

C32     TRANSFERS OF FINANCIAL ASSETS

Transfers where the Company has not derecognized the assets in their entirety

As per December 31, 2012 there existed certain customer financing assets that the Company had transferred to third parties where the Company did not derecognize the assets in their entirety. The total carrying amount of the original assets transferred was SEK 471 (194) million, the amount of the assets that the Company continues to recognize was SEK 28 (10) million, and the carrying amount of the associated liabilities was SEK 0 (0) million. More information is disclosed about Customer Finance in Note C14 “Trade receivables and customer finance”.

Transfers where the Company has continuing involvement

The Company has during 2012 derecognized financial assets where the Company had continuing involvement. A repurchase of these assets would amount to SEK 225 (596) million. No assets or liabilities were recognized in relation to the continuing involvement.

C33    EVENTS AFTER THE REPORTING PERIOD

On January 10, 2013, Ericsson entered into an agreement with Unwired Planet whereby Ericsson will transfer 2,185 issued patents and patent applications to Unwired Planet. Ericsson will also contribute 100 additional patent assets annually to Unwired Planet commencing in 2014 through 2018. Unwired Planet will compensate Ericsson with certain ongoing rights in future revenues generated from the enlarged patent portfolio. Unwired Planet will also grant Ericsson a license to its patent portfolio.

ERICSSON ANNUAL REPORT ON FORM 20-F 2012

On January 21, 2013, Ericsson announced its intention to acquire Devoteam Telecom & Media operations in France. Devoteam has employees in Europe, Middle East and Africa. The acquisition is in line with Ericsson’s services strategy to broaden its IT capabilities.

In January 2013, ST-Ericsson was granted a loan facility by their owners of USD 260 million. Ericsson’s share of this credit facility is USD 130 million.

On January 10, 2013, Adaptix Inc. filed two lawsuits against Ericsson, AT&T, AT&T Mobility and MetroPCS Communications in the US District Court for Eastern District of Texas alleging that certain Ericsson products infringe five US patents assigned to Adaptix. Adaptix seeks damages and an injunction.

On January 25, 2013, Adaptix filed a complaint with the US International Trade Commission (ITC) against Ericsson, AT&T, AT&T Mobility and MetroPCS Communications requesting that the commission open a patent infringement investigation of certain Ericsson products and further on January 29, 2013, Adaptix filed a complaint with the Tokyo District Court alleging certain Ericsson products infringe two Japanese patents assigned to Adaptix. Adaptix seeks damages and an injunction.

On March 18, 2013, Ericsson and STMicroelectronics announced an agreement on the way forward for the joint venture (JV) ST-Ericsson.

The main steps agreed upon to split up the JV are the following: Ericsson will take on the design, development and sales of the LTE multimode thin modem products, including 2G, 3G and 4G multimode; ST will take on the existing ST-Ericsson products, other than LTE multimode thin modems, and related business as well as certain assembly and test facilities; starting the close down of the remaining parts of ST-Ericsson.

The formal transfer of the relevant parts of ST-Ericsson to the parent companies is expected to be completed during the third quarter of 2013, subject to regulatory approvals.

After the split up it is proposed that Ericsson will assume approximately 1,800 employees and contractors.